EXHIBIT 2.1

AGREEMENT AND PLAN OF MERGER

among

DEALERTRACK DATA SERVICES, INC.,

ALG, INC.,

TRUECAR, INC.,

and

DDS ACQUISITION SUB, INC.

DATED AS OF AUGUST 19, 2011

i

SECTION 15.10	Fees	53
SECTION 15.11	Severability	53
SECTION 15.12	Consent to Jurisdiction	54
SECTION 15.13	Waiver of Jury Trial	54
SECTION 15.14	GOVERNING LAW	54

Schedules and Exhibits

Exhibit A-1	Form of Common Stock Purchase Agreement
Exhibit A-2	Form of Warrant to Purchase Shares of Common Stock
Exhibit B	Form of Transition Services Agreement
Exhibit C	Forms of Commercial Agreements
Exhibit D	Form of Certificate of Incorporation
Exhibit E	Form of Officer’s Certificate (Buyer and Sub)
Exhibit F	Form of Officer’s Certificate (Seller and the Company)

Seller Disclosure Schedule
Buyer Disclosure Schedule

AGREEMENT AND PLAN OF MERGER

AGREEMENT AND PLAN OF MERGER, dated as of August 19, 2011 (this “Agreement”), among DEALERTRACK DATA SERVICES, INC., a Delaware corporation (“Seller”), ALG, INC., a Delaware corporation and a wholly owned subsidiary of Seller (the “Company”), TRUECAR, INC., a Delaware corporation (“Buyer”), and DDS ACQUISITION SUB, INC., a Delaware corporation and a wholly owned subsidiary of Buyer (“Sub”).  All capitalized terms used in this Agreement shall have the respective meanings assigned to such terms in Section 15.07.

WHEREAS, the parties hereto desire to merge Sub with and into the Company, on the terms and subject to the conditions set forth in this Agreement (the “Merger”), whereby all issued and outstanding shares of common stock, par value $0.01 per share, of the Company (the “Company Common Stock”) shall be converted into the right to receive the Consideration;

WHEREAS, for Federal income tax purposes it is intended that the Merger qualify as a “reorganization” within the meaning of Section 368(a) of the Code; and

WHEREAS, following the execution and delivery of this Agreement, Buyer will enter into a Common Stock Purchase Agreement in the form attached hereto as Exhibit A-1, by and among Buyer and the other investors named therein (the “Financing Agreement”).

NOW, THEREFORE, in consideration of the premises and the mutual promises herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

ARTICLE I

The Merger

SECTION 1.01             The Merger.  On the terms and subject to the conditions set forth in this Agreement, and in accordance with the Delaware General Corporation Law (the “DGCL”), Sub shall be merged with and into the Company at the Effective Time.  At the Effective Time, the separate corporate existence of Sub shall cease and the Company shall continue as the surviving corporation (the “Surviving Corporation”) and shall succeed to and assume all the rights and obligations of Sub in accordance with the DGCL.

SECTION 1.02             Excluded Assets.  Notwithstanding anything in this Agreement to the contrary, Seller shall be entitled to cause to be removed (including through a dividend, conveyance, sale or other transfer) from the Company at or prior to the Closing all of the Excluded Assets, and to cause such Excluded Assets transferred (including though a dividend, conveyance, sale or other transfer) to Seller or its Affiliates.  “Excluded Assets” shall mean the assets of the Company that are described in Section 1.02 of the Seller Disclosure Schedule.

SECTION 1.03             Effective Time.  Prior to the Closing, Buyer and Seller shall prepare, and on the Closing Date or as soon as practicable thereafter Buyer and Seller shall file with the Secretary of State of the State of Delaware, a certificate of merger or other appropriate documents (in any such case, the “Certificate of Merger”) executed in accordance with the relevant provisions of the DGCL and shall make all other filings or recordings required under the DGCL.  The Merger shall become effective at such time as the Certificate of Merger is duly filed with such Secretary of State, or at such other time as Buyer and Seller shall agree and specify in the Certificate of Merger (the time the Merger becomes effective being the “Effective Time”).

SECTION 1.04             Effects.  The Merger shall have the effects set forth in Section 259 of the DGCL.

SECTION 1.05             Certificate of Incorporation and Bylaws.  (a) The Certificate of Incorporation of the Company shall be amended at the Effective Time to be in the form of Exhibit D, and, as so amended, such Certificate of Incorporation shall be the Certificate of Incorporation of the Surviving Corporation until thereafter changed or amended as provided therein or by Applicable Law.

(b)           The Bylaws of Sub as in effect immediately prior to the Effective Time shall be the Bylaws of the Surviving Corporation until thereafter changed or amended as provided therein or by Applicable Law.

SECTION 1.06             Directors and Officers.  (a)  The directors of Sub immediately prior to the Effective Time shall be the directors of the Surviving Corporation, until the earlier of their resignation or removal or until their respective successors are duly elected and qualified, as the case may be.

(b)           The officers of the Company immediately prior to the Effective Time shall be the officers of the Surviving Corporation, until the earlier of their resignation or removal or until their respective successors are duly elected or appointed and qualified, as the case may be.

SECTION 1.07             Effect on Capital Stock.  At the Effective Time, by virtue of the Merger and without any action on the part of the holder of any shares of the Company Common Stock or any shares of capital stock of Sub:

(a)           Capital Stock of Sub.  Each issued and outstanding share of capital stock of Sub shall be converted into and become one fully paid and nonassessable share of common stock, par value $0.01 per share, of the Surviving Corporation.

(b)           Cancellation of Treasury Stock.  Each share of the Company Common Stock that is owned by the Company or Seller shall no longer be outstanding and shall automatically be canceled and retired and shall cease to exist, and no Buyer Common Stock or other consideration shall be delivered or deliverable in exchange therefor.

(c)           Conversion of Company Capital Stock.  Each issued share of the Company Common Stock shall be converted into the right to receive its pro rata share of the Consideration, free and clear of all Liens.  The “Consideration” shall consist of: (x) a number of shares of Buyer Common Stock as would equal 15.00% of the capital stock of Buyer on a fully diluted basis (as calculated by use of the treasury method) as of the Closing Date (the “Buyer Shares”) (the “Share Issuance”), and (y) subject to the last sentence of this Section 1.07(c), the Warrant (the “Warrant Issuance”).  The term “Warrant” shall mean the warrant to purchase the Applicable Number of shares of Buyer Common Stock, and with a per share exercise price equal to the Per Share Price, and otherwise on the terms set forth in the warrant to purchase shares of common stock in the form attached hereto as Exhibit A-2.  The “Applicable Number” means a number of shares of Buyer Common Stock necessary to increase Seller's resulting equity ownership in Buyer, calculated on a fully diluted basis using the treasury method (after giving effect to the Initial Closing and any Subsequent Closing under the Financing Agreement), to 19.9% immediately following any such Initial Closing or Subsequent Closing.  The “Per Share Price” means the price per share of a single share of Buyer Common Stock as set forth in the Financing Agreement.  Buyer and Seller agree that, to the extent Seller determines in good faith (and delivers written notice of such determination to Buyer) that the issuance of the Warrant as consideration in the Merger would result in the failure of the Merger to qualify as a "reorganization" under Section 368(a) of the Code, the parties shall substitute in place of the Warrant, the obligation of Buyer (as evidenced by this sentence) to issue to Seller an additional amount of shares of Buyer Common Stock which shares (i) shall be subject to such conditions as would approximate the circumstances under which the Warrant could have been exercised, and (ii) shall meet the "safe harbor" conditions for contingent shares issued in a reorganization under Rev Proc 84-42, 1984-1 CB 521, and (iii) shall be issued in an amount equal to the amount of Buyer Common Stock that would have been issued pursuant to Section 2(b) (Net Issue Exercise) of the Warrant (such shares, “Contingent Shares” and the issuance thereof, the “Contingent Share Issuance”); and upon Seller making the determination described above, all references in this Agreement to the “Warrant” and “Warrant Issuance” shall be deemed to instead refer to the Contingent Shares and the Contingent Share Issuance.

(d)           Appraisal Rights.  Each of Seller and Buyer hereby waives and agrees not to assert any appraisal rights in connection with the Merger.

ARTICLE II

Closing; Working Capital Adjustment

SECTION 2.01             Closing.  Subject to the terms and conditions of this Agreement, the Merger, the Share Issuance and the Warrant Issuance contemplated by this Agreement shall take place at a closing (the “Closing”) to be held at 10:00 a.m., Pacific time, on the third business day after the satisfaction or waiver (subject to Applicable Law) of the conditions set forth in Article III (excluding conditions that, by their terms, are to be satisfied at Closing but subject to the satisfaction or waiver of such conditions), at the offices of Wilson Sonsini Goodrich & Rosati, P.C. at 650 Page Mill Road, Palo Alto, CA 94304, or at such other time or on such other date or at such other place as Seller and Buyer may mutually agree upon in writing; provided, that the Closing shall not occur prior to October 1, 2011 without the prior written consent of Seller.  The day on which the Closing takes place is referred to herein as the “Closing Date” and the Closing shall be deemed effective as of 12:01 a.m., New York City time, on the Closing Date.  The parties may agree that the Closing shall take place via the exchange of facsimile or scanned final instruments and executed signature pages.  At the Closing, (a) Buyer shall deliver to Seller (i) certificates representing the Buyer Shares, duly endorsed in blank or accompanied by stock powers duly endorsed in blank in proper form for transfer, with appropriate transfer stamps, if any, affixed, and (ii) instruments representing the Warrant, duly and appropriately executed by a duly authorized officer of Buyer, with such instruments evidencing Seller as the holder of such Warrant, (b) Seller shall deliver or cause to be delivered to Buyer certificates representing the Shares, (c) Seller shall deliver to Buyer an estimate, prepared by Seller and delivered to Buyer at least two business days prior to the Closing Date, of Closing Working Capital (the “Working Capital Estimate”), and if the Working Capital Estimate is more than the WC Amount, Buyer shall, and if the Working Capital Estimate is less than the WC Amount, Seller shall, pay an amount in cash to the other party representing such difference, and (d) Buyer and Seller shall deliver to the other party appropriately executed counterparts to the Warrant and the Other Transaction Documents (collectively, the “Transfer Documents”).

SECTION 2.02             Working Capital Adjustment. (a) (i) Within 60 days after the Closing Date, Buyer shall prepare and deliver to Seller a statement (the “Statement”) setting forth Working Capital as of the close of business on the Closing Date (“Closing Working Capital”), which statement shall be prepared in accordance with the requirements of this Section 2.02.

(ii)           During the 45-day period following Seller’s receipt of the Statement, Seller shall be permitted to review the working papers of Buyer relating to the Statement. The Statement shall become final and binding upon the parties on the forty-fifth (45th) day following delivery thereof, unless Seller gives written notice of its disagreement with the Statement (“Notice of Disagreement”) to Buyer prior to such date. Any Notice of Disagreement shall (A) specify in reasonable detail the nature of any disagreement so asserted and (B) only include disagreements based on whether the Seller Accounting Policies were used correctly, based on whether if none of the Seller Accounting Policies applies to a particular adjustment in the Statement, whether that adjustment is consistent with the Company’s historical practices, based on mathematical errors or based on Closing Working Capital not being calculated in accordance with this Section 2.02. If a Notice of Disagreement is received by Buyer in a timely manner, then the Statement (as revised in accordance with clause (1) or (2) below) shall become final and binding upon Seller and Buyer on the earlier of (1) the date Seller and Buyer resolve in writing any differences they have with respect to the matters specified in the Notice of Disagreement or (2) the date any disputed matters are finally resolved in writing by the Accounting Firm.

(iii)           During the 30-day period following the delivery of a Notice of Disagreement, Seller and Buyer shall seek in good faith to resolve in writing any differences which they may have with respect to the matters specified in the Notice of Disagreement. At the end of such 30-day period, Seller and Buyer shall submit to a nationally recognized independent accounting firm mutually agreed upon by Seller and Buyer (the “Accounting Firm”) for review and resolution any and all matters which remain in dispute and which were properly included in the Notice of Disagreement. The scope of the Accounting Firm’s review shall be limited to only those matters which remain in dispute and which were properly included in the Notice of Disagreement. Seller and Buyer shall use reasonable efforts to cause the Accounting Firm to render a decision resolving the matters submitted to the Accounting Firm within 45 days of the receipt of such submission.  Seller and Buyer agree that judgment may be entered upon the determination of the Accounting Firm in any court having jurisdiction over the party against which such determination is to be enforced.  The Accounting Firm’s determination shall be accompanied by a certificate of the Accounting Firm that it reached its decision in accordance with the provisions of this Section 2.02(a). The cost of any arbitration (including the fees and expenses of the Accounting Firm) pursuant to this Section 2.02(a) shall be borne by Buyer and Seller in inverse proportion as they may prevail on matters resolved by the Accounting Firm, which proportionate allocation also shall be determined by the Accounting Firm at the time the determination of the Accounting Firm is rendered on the merits of the matter submitted.

(b)           The “WC Amount” means $924,000.  If Closing Working Capital is more than the Working Capital Estimate, Buyer shall, and if the Closing Working Capital is less than the Working Capital Estimate, Seller shall, within 10 business days after the Statement becomes final and binding on the parties, make payment by wire transfer in immediately available funds to a bank account designated in writing by the other party of the amount of such difference, together with interest thereon at the Prime Rate (such payment shall hereinafter be referred to as the “Working Capital Adjustment”).

(c)           The term “Working Capital” shall mean Current Assets minus Current Liabilities.  The WC Amount shall not be subject to change regardless of whether the items included therein were in accordance with generally accepted accounting principles.  The term “Current Assets” shall mean the net receivables, net inventories and other current assets of the Company calculated in accordance with the accounting policies and procedures of DealerTrack Holdings, Inc. in effect as of June 30, 2011 as set forth in Section 2.02(c) of the Seller Disclosure Schedule (the “Seller Accounting Policies”). The term “Current Liabilities” shall mean the accounts payable and accrued expenses of the Company, calculated in accordance with the Seller Accounting Policies. Current assets and current liabilities relating to Taxes and intercompany transactions are not included in the Balance Sheet and shall not be taken into account in determining Working Capital.  Cash and items for which Buyer and its Affiliates (including the Company) are indemnified by Seller pursuant to Article XI shall not be taken into account in determining Working Capital.  The parties agree that the adjustment contemplated by this Section 2.02 is intended to calculate Working Capital in accordance with the Seller Accounting Policies, and that such change can only be measured if the calculation is done in the same way, using the Seller Accounting Policies at both dates. The scope of the disputes to be resolved by the Accounting Firm is limited to whether such calculation was done in accordance with this Section 2.02, including whether (i) the Seller Accounting Policies were used correctly, (ii) if none of the Seller Accounting Policies applies to a particular adjustment in the Statement, whether that adjustment is consistent with the Company’s historical practices, and (iii) whether there were mathematical errors in the Statement, and the Accounting Firm is not to make any other determination, including any determination as to whether GAAP was followed for the Balance Sheet or the Statement or as to whether the WC Amount is correct. Any items on or omissions from the Balance Sheet that are based upon errors of fact or mathematical errors or that are not in accordance with the Seller Accounting Policies shall be carried forward for purposes of calculating Closing Working Capital.

(d)           Buyer agrees that following the Closing it shall not take any actions with respect to the accounting books and records of the Company on which the Statement is to be based that are not consistent with the Company’s past practices. Without limiting the generality of the foregoing, no changes shall be made in any reserve or other account existing as of the date of the Balance Sheet except as a result of events occurring after the date of the Balance Sheet.

(e)           During the period of time from and after the Closing Date through the resolution of any Working Capital Adjustment contemplated by this Section 2.02, Buyer shall cause the Company to afford to Seller and any accountants, counsel or financial advisers retained by Seller in connection with any Working Capital Adjustment contemplated by this Section 2.02 reasonable access during normal business hours to all the Company’s properties, books, contracts, personnel and records relevant to the adjustment contemplated by this Section 2.02 and shall provide Seller upon Seller’s request and at Seller’s expense, with copies of any such books, contracts and records, including Buyer’s work papers relating to the Statement.

ARTICLE III

Conditions to Closing

SECTION 3.01             Buyer’s Obligation. The obligation of Buyer to effect the Merger is subject to the satisfaction (or waiver by Buyer) as of the Closing of the following conditions:

(a)           The representations and warranties of Seller and the Company made in this Agreement (i) that are not qualified by materiality or Material Adverse Effect shall be true and correct in all material respects, as of the date hereof and as of the time of the Closing as though made as of such time, (ii) that are qualified by materiality or Material Adverse Effect shall be true and correct in all respects as so qualified, as of the date hereof and as of the time of the Closing as though made as of such time, except in each case to the extent such representations and warranties expressly relate to an earlier date (in which case such representations and warranties shall be true and correct in all material respects or in all respects, as applicable, on and as of such earlier date) and (iii) in the last sentence of Section 4.01 shall be true and correct in all respects. Seller and the Company shall have performed or complied in all material respects with all obligations and covenants required by this Agreement to be performed or complied with by Seller and the Company by the time of the Closing. Each of Seller and the Company shall have delivered to Buyer a certificate dated the Closing Date and signed by an authorized officer of Seller or the Company, as applicable, confirming the foregoing and the condition in Section 3.01(h).

(b)           No statute, rule, regulation, executive order, decree, temporary restraining order, preliminary or permanent injunction or other order enacted, entered, promulgated, enforced or issued by any Federal, state, local or foreign government or any court of competent jurisdiction, administrative agency or commission or other governmental authority or instrumentality, domestic or foreign (a “Governmental Entity”) or other legal restraint or prohibition preventing the Merger, the Share Issuance or the Warrant Issuance, or compelling the Buyer or any of its Affiliates to dispose of all or a material portion of the business or assets of the Buyer or any of its Affiliates, shall be in effect.

(c)           The waiting period under the Hart Scott Rodino Antitrust Improvements Act of 1976 (the “HSR Act”), if applicable to the Merger, the Share Issuance and the Warrant Issuance, shall have expired or been terminated.

(d)           Seller shall have executed and delivered, or, if applicable, shall have caused its Affiliates named as parties to any Other Transaction Document to execute and deliver, the Other Transaction Documents.

(e)           Seller shall have executed and delivered the Transfer Documents to be executed and delivered by Seller.

(f)           [Intentionally Omitted].

(g)           Seller shall have provided resolutions terminating the Company’s participation in the Seller 401(k) Plan(s) as contemplated by Section 9.01(c).

(h)           Since the date hereof, there will not have occurred any events nor will there exist circumstances which singly or in the aggregate have resulted in, or are reasonably likely to result in, a Material Adverse Effect.

(i)           Seller shall have delivered resignations, effective as of the Closing, of each officer and director of the Company.

SECTION 3.02             Seller’s Obligation.  The obligation of Seller to effect the Merger is subject to the satisfaction (or waiver by Seller) as of the Closing of the following conditions:

(a)           The representations and warranties of Buyer and Sub made in this Agreement (i) that are not qualified by materiality or Material Adverse Effect shall be true and correct in all material respects, as of the date hereof and as of the time of the Closing as though made as of such time, and (ii) that are qualified by materiality or Material Adverse Effect shall be true and correct in all respects as so qualified, as of the date hereof and as of the time of the Closing as though made as of such time, except in each case to the extent such representations and warranties expressly relate to an earlier date (in which case such representations and warranties shall be true and correct in all material respects or in all respects, as applicable, on and as of such earlier date).  Buyer and Sub shall have performed or complied in all material respects with all obligations and covenants required by this Agreement to be performed or complied with by Buyer or Sub by the time of the Closing.  Each of Buyer and Sub shall have delivered to Seller a certificate dated the Closing Date and signed by an authorized officer of Buyer or Sub, as applicable, confirming the foregoing and the condition in Section 3.02(h).

(b)           No statute, rule, regulation, executive order, decree, temporary restraining order, preliminary or permanent injunction or other order enacted, entered, promulgated, enforced or issued by any Governmental Entity or other legal restraint or prohibition preventing the Merger, the Share Issuance or the Warrant Issuance, or compelling the Seller or any of its Affiliates to dispose of all or a material portion of the business or assets of the Seller or any of its Affiliates shall be in effect.

(c)           The waiting period under the HSR Act, if applicable to the Merger, the Share Issuance and the Warrant Issuance, shall have expired or been terminated.

(d)           Buyer shall have executed and delivered, or, if applicable, shall have caused its Affiliates named as parties to any Other Transaction Document to execute and deliver, the Other Transaction Documents.

(e)           Buyer shall have executed and delivered the Transfer Documents to be executed and delivered by Buyer.

(f)           Buyer and the other investors named in the Financing Agreement shall have consummated the Initial Closing under the Financing Agreement, and such Initial Closing shall have resulted in the receipt of gross proceeds in cash to Buyer under the Financing Agreement (the “Gross Proceeds”) of at least $35,000,000 as a result of the sale of shares of Buyer Common Stock to such other investors thereunder (with at least $17,500,000 of such Gross Proceeds (“New Money”) resulting from the sale of shares of Buyer Common Stock pursuant to the Financing Agreement (it being understood that (a) $2,000,000 of such New Money may result from the conversion of the promissory note issued to GR Match, LLC, which was issued in the aggregate principal amount of $2,000,000 and matures on August 25, 2011, and (b) any additional investment in cash of up to $3,000,000 in the aggregate under the Financing Agreement from GR Match, LLC or any of its Affiliates would also be considered New Money) to third party investors who are not (i) stockholders or security holders of Buyer as of the date hereof or (ii) Affiliates of any persons who are stockholders or security holders of Buyer as of the date hereof).

(g)           Seller shall have received a written opinion, dated as of the Closing Date, from O’Melveny & Myers LLP, counsel to Seller (or, if O’Melveny & Myers LLP is unable or unwilling to deliver such opinion, such other nationally recognized law firm in the U.S. that has substantially comparable corporate and tax experience with acquisition transactions similar to the transactions contemplated by this Agreement and the Other Transaction Agreements), to the effect that the Merger will be treated for U.S. Federal income tax purposes as a “reorganization” within the meaning of Section 368(a) of the Code, which opinion shall be delivered in reliance on the officer’s certificates provided by Buyer and Sub, and Seller and the Company, pursuant to Section 8.08 substantially in the forms attached hereto as Exhibit E and Exhibit F.

(h)           Since the date hereof, there will not have occurred any events nor will there exist circumstances which singly or in the aggregate have resulted in, or are reasonably likely to result in, a Buyer Material Adverse Effect.  The term “Buyer Material Adverse Effect” shall have the meaning assigned to the definition of “Material Adverse Effect”, except that each reference in such definition to “the Company” shall instead be deemed a reference to “Buyer and its subsidiaries”.

SECTION 3.03             Waiver of Closing Conditions.  The parties acknowledge and agree that if Buyer or Sub, on the one hand, or Seller and the Company, on the other hand, have actual knowledge of a failure of any condition set forth in Section 3.01 or 3.02, respectively, and such party proceeds with the Closing, such party shall be deemed to have waived such condition and such party and its successors, assigns and Affiliates shall not be entitled to be indemnified pursuant to Article XI, to sue for damages or to assert any other right or remedy for any losses arising from any matters relating to breach of such condition (or the breach of the provisions underlying such condition to the extent such party has knowledge of such breach), notwithstanding anything to the contrary contained herein or in any certificate delivered pursuant hereto.

SECTION 3.04             Frustration of Closing Conditions. Neither Buyer nor Seller may rely on the failure of any condition set forth in Section 3.01 or 3.02, respectively, to be satisfied if such failure was caused by such party’s failure to act in good faith or to use its reasonable best efforts to cause the Closing to occur, as required by Section 8.04.

ARTICLE IV

Representations and Warranties of Seller

Except as set forth in the Seller Disclosure Schedule delivered to Buyer concurrent with the execution and delivery of this Agreement (it being understood that any information set forth in one section or subsection of the Seller Disclosure Schedule shall be deemed to apply to and qualify the Section or subsection of this Agreement to which it corresponds and each other Section or subsection of this Agreement to the extent that it is readily apparent from the face of such disclosure that such information is relevant to such other Section or subsection) (the “Seller Disclosure Schedule”), Seller hereby represents and warrants to Buyer as follows:

SECTION 4.01             Authority. Each of Seller and the Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. Each of Seller and the Company has all requisite corporate power and authority to enter into this Agreement and the Other Transaction Documents, and to perform its obligations hereunder and thereunder. Each of Seller and the Company has all requisite corporate power to consummate the transactions contemplated hereby and thereby. All corporate acts and other proceedings required to be taken by each of Seller and the Company to authorize the execution, delivery and performance of the Transaction Documents and the consummation of the transactions contemplated hereby and thereby have been duly and properly taken. This Agreement has been duly executed and delivered by each of Seller and the Company and constitutes, and the Other Transaction Documents on the Closing Date will be duly executed and delivered by each of Seller and the Company, and will constitute, a legal, valid and binding obligation of each of Seller and the Company, enforceable against Seller and the Company in accordance with its terms, subject to applicable bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and other laws affecting creditors’ rights generally from time to time in effect and to general principles of equity, regardless of whether such enforceability is considered in a proceeding in equity or at law (the “Bankruptcy and Equity Exception”). Immediately after the execution and delivery hereof, Seller, as sole stockholder of the Company, shall have approved and adopted this Agreement. Immediately prior to the Closing, the Company shall have an amount in cash equal to the Specified Cash Amount.

SECTION 4.02             No Conflicts; Consents.  (a) The execution and delivery of this Agreement by Seller and the Company does not, and the execution and delivery of the Other Transaction Documents by Seller and the Company will not, and the consummation of the transactions contemplated hereby and thereby and compliance with the terms hereof and thereof will not, conflict with, or result in any violation of or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation or to loss of a material benefit under, or result in the creation of any liens, pledges, claims, encumbrances, title defects, security interests, options, charges or restrictions of any kind (“Liens”) upon any of the properties or assets of the Company under, any provision of (i) the Certificate of Incorporation or Bylaws (or the comparable governing instruments) of Seller or the Company, or (ii) any judgment, order or decree, or, subject to the matters referred to in clauses (i), (ii) and (iii) of paragraph (b) below, statute, law, ordinance, rule or regulation applicable to Seller or the Company or their respective properties or assets, other than, in the case of clause (ii) of this paragraph (a), any such items that are not material to the Company.

(b)           No consent, approval, license, permit, order or authorization of, or registration, declaration or filing with, any Governmental Entity is required to be obtained or made by or with respect to Seller or the Company in connection with the execution, delivery and performance of this Agreement or the Other Transaction Documents or the consummation of the transactions contemplated hereby or thereby other than (i) compliance with and filings under the HSR Act, if applicable, (ii) those that may be required solely by reason of Buyer’s (as opposed to any other third party’s) participation in the transactions contemplated hereby, (iii) those required to transfer environmental permits and (iv) such consents, approvals, licenses, permits, orders, authorizations, registrations, declarations and filings the absence of which, or the failure to make which, are not material to the Company.

SECTION 4.03             The Shares.  Seller has good and valid title to the Shares, free and clear of any Liens.  Other than this Agreement, the Shares are not subject to any voting trust agreement or other contract, agreement or commitment, including any such contract, agreement or commitment restricting or otherwise relating to the voting, dividend rights or disposition of the Shares.

SECTION 4.04             Organization and Standing; Books and Records. The Company possesses all material governmental franchises, licenses, permits, authorizations and approvals necessary to enable it to own, lease or otherwise hold its properties and assets and to carry on its business as presently conducted. Seller has prior to the execution of this Agreement made available to Buyer true and complete copies of the Certificate of Incorporation and Bylaws, each as amended to the date hereof, of the Company.

SECTION 4.05             Capital Stock of the Company. The authorized capital stock of the Company consists of 10,000 shares of Company Common Stock, of which 10,000 shares, constituting the “Shares”, are duly authorized and validly issued and outstanding, fully paid and nonassessable.  Seller is the record and beneficial owner of the Shares. Except for the Shares, there are no shares of capital stock or other equity securities of the Company outstanding.  The Shares have not been issued in violation of, and are not subject to, any preemptive, subscription or similar rights under any provision of Applicable Law, the Certificate of Incorporation or Bylaws of the Company, any contract, agreement or instrument to which the Company is subject, bound or a party or otherwise. There are no outstanding warrants, options, rights, “phantom” stock rights, agreements, convertible or exchangeable securities or other commitments (other than this Agreement) (a) pursuant to which Seller or the Company is or may become obligated to issue, sell, purchase, return or redeem any shares of capital stock or other securities of the Company or (b) that give any person the right to receive any benefits or rights similar to any rights enjoyed by or accruing to the holders of shares of capital stock of the Company. There are no equity securities of the Company reserved for issuance for any purpose. There are no outstanding bonds, debentures, notes or other indebtedness having the right to vote on any matters on which stockholders of the Company may vote.

SECTION 4.06             Equity Interests. The Company has no subsidiaries and does not directly or indirectly own any capital stock of or other equity interests in any corporation, partnership or other person and the Company is not a member of or participant in any partnership, joint venture or similar person.

SECTION 4.07             Financial Statements; Undisclosed Liabilities. Section 4.07 of the Seller Disclosure Schedule sets forth (a) the unaudited statement of assets of the Company as of July 31, 2011 (the “Balance Sheet”), and the unaudited statement of profit and loss before taxes of the Company for the period ended July 31, 2011, and (b) the unaudited statement of assets of the Company as of June 30, 2010, and the unaudited statement of profit and loss before taxes of the Company for the years ended December 31, 2010 (the financial statements described in clauses (a) and (b) above, collectively, the “Financial Statements”).  The Financial Statements have been prepared in conformity with the Seller Accounting Policies consistently applied, but have not been prepared in accordance with GAAP, and do not include allocations for corporate overhead or other costs or inter-company revenue items, and taking into account all of the foregoing qualifications, on that basis present in all material respects the consolidated financial condition and results of operations of the Company as of the respective dates thereof and for the respective periods indicated.  Except for matters reflected or reserved against in the Financial Statements, the Company does not have any liabilities (whether absolute, accrued, contingent, fixed or otherwise) of any nature that would be required under GAAP, as in effect on the date of this Agreement, to be reflected on a consolidated balance sheet of the Company, except liabilities that (A) were incurred since the date of such balance sheet in the ordinary course of business provided such liabilities do not exceed $100,000 in the aggregate, (B) are incurred in connection with the transactions contemplated by this Agreement or (C) would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

SECTION 4.08             Taxes. (a) For purposes of this Agreement, (i) “Tax” or “Taxes” shall mean any and all U.S. federal, state, local and non-U.S. taxes, duties, imposts and similar assessments and other governmental charges, duties, impositions and liabilities including taxes based upon or measured by gross receipts, income, profits, sales, use and occupation, and value added, ad valorem, transfer, franchise, withholding, payroll, recapture, employment (including social security), escheat, excise and property taxes, together with all interest, penalties and additions imposed with respect to such amounts; (ii) “Pre-Closing Tax Period” shall mean all taxable periods ending on or before the Closing Date and the portion of the Straddle Period ending on the Closing Date; (iii) “Code” shall mean the Internal Revenue Code of 1986, as amended; and (iv) “Tax Returns” means all returns, reports, forms and statements required to be filed with a taxing authority with respect to Taxes.

(b)           (i) All material Tax Returns required to be filed by or on behalf of the Company have been filed in a timely manner (within any applicable extension periods) and all such Tax Returns are true, correct and complete in all material respects, (ii) all Taxes required to be paid by the Company (whether or not shown on any Tax Return) have been timely paid in full or will be timely paid in full by the due date thereof, and (iii) no material Tax liens have been filed and no material claims are being asserted in writing with respect to any Taxes other than Permitted Liens.

(c)           The Company is not a “United States real property holding corporation” within the meaning of Section 897 of the Code.

(d)           The Company has not requested or filed any extension of time for the assessment or collection of any Tax.

(e)           The Company is not the subject of any material audit or proceeding with respect to Taxes.  No claim has ever been made in writing by an authority in a jurisdiction where the Company does not file Tax Returns that it is or may be subject to Tax by that jurisdiction.

(f)            The Company has not constituted either a “distributing corporation” or a “controlled corporation” (within the meaning of Section 355(a)(1)(A) of the Code) in a distribution of stock intended to qualify for tax-free treatment under Section 355 of the Code (i) in the two years prior to the date of this Agreement (or will constitute such a corporation in the two years prior to the Closing Date) or (ii) in a distribution that otherwise constitutes part of a “plan” or “series of related transactions” (within the meaning of Section 355(e) of the Code) that includes the transactions contemplated by this Agreement.

(g)           The Company has timely withheld and paid, or caused to be paid, all material Taxes required to have been withheld and paid in connection with any amounts paid or owing to any employee, independent contractor, creditor, shareholder or other third party.

(h)           The Company has not entered into any transaction that is a “listed transaction” (within the meaning of Treasury Regulation Section 1.6011-4(b)).

(i)            The Company does not have any material liabilities for unpaid Taxes as of June 30, 2011 that had not been accrued or reserved on the Balance Sheet, whether asserted or unasserted, contingent or otherwise, and the Company has not incurred any material liability for Taxes since June 30, 2011 other than in the ordinary course of business.

(j)            The Company has made available to Buyer, or their legal counsel or accountants copies of all sales and income Tax Returns for the Company filed for all periods since January 1, 2008.

(k)           The Company will not be required to include any income or gain or exclude any deduction or loss from income for any taxable period or portion thereof after the Closing as a result of any (i) change in method of accounting made prior to the Closing, (ii) closing agreement under Section 7121 of the Code executed prior to the Closing, (iii) deferred intercompany gain or excess loss account under Treasury Regulations under Section 1502 of the Code in connection with a transaction consummated prior to the Closing (or in the case of each of (i), (ii) and (iii), under any similar provision of applicable law) or (iv) prepaid amount received prior to the Closing.

(l)            Neither Seller nor the Company has taken any action or knows of any fact, agreement, plan or other circumstance that is reasonably likely to prevent the Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code.

(m)          There is no contract, agreement, plan or arrangement to which Seller or the Company or any of Seller’s subsidiaries is a party, including the provisions of this Agreement, covering any employee of the Company which, individually or collectively, would give rise to the payment to any such individual of any amount that would not be deductible pursuant to Section 280G as a result of the transactions contemplated herein.

(n)           Section 4.08(n) of the Seller Disclosure Schedule lists each “nonqualified deferred compensation plan” (as such term is defined in Section 409A(d)(1) of the Code) sponsored or maintained by the Company. Each nonqualified deferred compensation plan sponsored or maintained by (i) the Company or (ii) Parent in which employees of the Company participate has, with respect to the participation of each such employee, in all material respects since (i) January 1, 2005 been maintained and operated in good faith compliance with Section 409A of the Code and Notice 2005-1, (ii) October 3, 2004, not been “materially modified” (within the meaning of Notice 2005-1) and (iii) January 1, 2009, been in documentary and operational compliance with Section 409A of the Code.

(o)           The Company (i) except with respect to Seller’s affiliated group of which Parent is the parent company, has never been a member of an affiliated group (within the meaning of Code §1504(a)) filing a consolidated U.S. federal income Tax Return, (ii) has never been a party to any Tax sharing, indemnification, allocation or similar agreement or arrangement (other than an obligation in any customary agreement with customers, vendors, or the like, entered into in the ordinary course of business), nor does the Company owe any amount pursuant to any such agreement or arrangement, and (iii) does not have any liability for the Taxes of any Person under Treasury Regulations § 1.1502-6 (or any similar provision of state, local or non-U.S. law (including any arrangement for group or consortium relief or similar arrangement)), as a transferee or successor, by operation of law, by contract or agreement, or otherwise.

SECTION 4.09             Assets Other than Real Property Interests. The Company has, or as of the Closing Date will have, good and valid title to all material assets, properties and rights used in and necessary for the operation of the business of the Company as such business has been conducted and currently is conducted, except inventory and obsolete assets sold or otherwise disposed of since the date of the Balance Sheet in the ordinary course of business consistent with past practice and not in violation of this Agreement, in each case free and clear of all Liens, except (a) such as are set forth in Section 4.09 of the Seller Disclosure Schedule; (b) mechanics’, carriers’, workmen’s, repairmen’s or other like liens arising or incurred in the ordinary course of business for sums not yet delinquent, liens arising under original purchase price conditional sales contracts and equipment leases with third parties entered into in the ordinary course of business for sums not yet delinquent, and liens for Taxes and other governmental charges which are not yet delinquent or are being contested in good faith by appropriate proceedings for which adequate reserves have been established in accordance with GAAP; (c) mortgages and Liens which secure debt that is reflected as a liability on the Balance Sheet; (d) other immaterial imperfections of title or encumbrances; and (e) non-exclusive licenses of Company Intellectual Property granted to third parties in the ordinary course of business (the mortgages and Liens described in clauses (a), (b), (c), (d) and (e) above are hereinafter referred to collectively as “Permitted Liens”).

This Section 4.09 does not relate to real property or interests in real property, Intellectual Property or Contracts, such items being the subjects of Section 4.10, 4.11 and 4.12, respectively.

SECTION 4.10             Title to Real Property. (a) Section 4.10 of the Seller Disclosure Schedule sets forth a complete list of all real property and interests in real property owned in fee by the Company (individually, an “Owned Property”). Section 4.10 of the Seller Disclosure Schedule sets forth a complete list of all real property and interests in real property leased by the Company (individually, a “Leased Property”, and each such lease, sublease or similar agreement a “Lease Agreement”). The Company has good and insurable fee title to all Owned Property and has good and valid title to the leasehold estates in all Leased Property (an Owned Property or Leased Property being sometimes referred to herein, individually, as a “Company Property”), in each case free and clear of all mortgages, Liens, leases, assignments, subleases, easements, covenants, rights of way and other similar restrictions and encumbrances of any nature whatsoever, except (a) such as are set forth in Section 4.10 of the Seller Disclosure Schedule; (b) Permitted Liens; (d) easements, covenants, rights of way, zoning and building restrictions; (e)  (i) mortgages, Liens, easements, covenants and rights of way that have been placed by any developer, landlord or other third party on property over which the Company has easement rights or on any Company Property and subordination or similar agreements relating thereto, and (ii) unrecorded easements, covenants and rights of way and other similar non-monetary restrictions that do not, individually or in the aggregate, materially reduce the value of the Company Property or materially impair the continued use and operation of the property to which they relate in the business of the Company as presently conducted.

(b)           There is not, under any Lease Agreement, any existing material default (or event which with notice or lapse of time, or both, would constitute a material default) and no rent is past due.  To the Company’s knowledge, the Lease Agreements are valid and effective in accordance with their respective terms, subject to (i) laws of general application relating to bankruptcy, insolvency and the relief of debtors, and (ii) rules of law governing specific performance, injunctive relief and other equitable remedies.  The Company has not received any written notice of a default with respect to any such Lease Agreement, which has not been fully remedied or withdrawn.

(c)           The Company Property includes all material real property owned by Seller that is required for the conduct of the business of the Company as presently conducted.

SECTION 4.11             Intellectual Property.  (a) Section 4.11(a) of the Seller Disclosure Schedule sets forth as of the date hereof (i) all Company Registered Intellectual Property and specifies the jurisdictions in which each such item of Company Registered Intellectual Property has been filed, issued or registered, and the respective application and registration numbers and dates, as applicable, (ii) all currently pending proceedings before any court or tribunal (including the United States Patent and Trademark Office (the “PTO”) or equivalent authority anywhere else in the world) related to any of the Company Registered Intellectual Property (other than pending proceedings in the ordinary course of prosecution of an application for patent, trademark or copyright registration before the PTO or other equivalent authority anywhere else in the world), and (iii) a brief description of the prosecution status of any Company Registered Intellectual Property.

(b)           No Owned Company Intellectual Property is subject to any outstanding order, decree, judgment, or stipulation (excluding any orders, decrees, judgments or stipulations of general application which would affect the Company and third parties) against the Company restricting the use, transfer, or licensing thereof by Company, or which may affect the validity, use or enforceability of such Owned Company Intellectual Property.

(c)           With respect to each item of material Company Registered Intellectual Property: (a) all registration, maintenance and renewal fees currently due have been made; (b) all necessary documents, recordations and certificates have been filed with the PTO or equivalent authority anywhere else in the world (and the Company is in material compliance with all formal legal requirements pertaining thereto), as the case may be, for the purposes of prosecuting, maintaining, renewing or perfecting such Company Registered Intellectual Property, and (c) there are no actions that must be taken by the Company within ninety (90) days of the Closing Date, including the payment of any registration, maintenance or renewal fees or the filing of any documents, applications or certificates for the purposes of prosecuting, maintaining, renewing or perfecting any such Company Registered Intellectual Property.

(d)           The Company has good and valid title to, and is the sole and exclusive owner of, each material item of Owned Company Intellectual Property, including each item of Owned Company Intellectual Property necessary for and currently used in the operation of the business of the Company, free and clear of any Liens, except for Permitted Liens.  To the knowledge of Seller, the Company either exclusively owns, or has sufficient rights or licenses to use, all Intellectual Property used in or necessary for, the operation of the business of the Company as is currently conducted, and the Owned Company Intellectual Property, together with the Intellectual Property with respect to which the Company has valid rights pursuant to an Inbound IP Contract, non-disclosure agreement or Shrink-Wrap Software constitutes all of the Intellectual Property currently used or necessary (i) to develop and exploit the Products in the manner so done currently, and (ii) otherwise to conduct the business of the Company in all material respects in the manner currently conducted.

(e)           To the knowledge of Seller, the operation of the business of the Company (including the design, development, reproduction, marketing, maintenance, support, use, sale, license, or distribution of Company Technology or Products) as such business currently is conducted, does not, and will not, immediately after Closing when conducted by the Buyer in the same manner as Seller, infringe or misappropriate the Intellectual Property of any third party.  During the last five (5) years, neither the Seller nor the Company has received written notice from any third party that the operation of the business of the Company (including the design, development, reproduction, marketing, maintenance, support, use, sale, license, or distribution of Company Technology or Products) infringes or misappropriates the Intellectual Property of any third party.  To the knowledge of Seller and the Company, no person is infringing or misappropriating any Company Intellectual Property in any material respect.

(f)           Seller and the Company have taken commercially reasonable steps to protect the Company’s rights in the Company’s confidential information and trade secrets and any trade secrets or confidential information of third parties provided to the Company.  To the knowledge of Seller, any third party who has knowledge of or access to the confidential information and trade secrets included in the Owned Company Intellectual Property has entered into a valid and enforceable non-disclosure agreement restricting the use and disclosure of such confidential information.  Seller and the Company have taken commercially reasonable steps to safeguard the information technology systems which include or provide access to the trade secrets that are Company Intellectual Property and, to the knowledge of Seller and the Company, there have been no successful unauthorized intrusions or breaches of the security of such information technology systems.

(g)           No third parties have ownership rights granted by the Company to improvements, enhancements and derivative works of the Company Technology.

(h)           Except as set forth in Section 4.11(h) of the Seller Disclosure Schedule, to the knowledge of Seller after performing a reasonable inquiry, no Product contains, is derived from, is or has been distributed or made available with or is being or was developed using Open Source Code.

(i)            To the knowledge of Seller and the Company, none of the Products contain any “back door,” “drop dead device,” “time bomb,” “Trojan horse,” “virus,” or “worm” (as such terms are commonly understood in the Software industry) or any other code designed, or intended to, disrupt, disable, harm or otherwise impede in any manner the operation of, or providing unauthorized access to, a computer system or network or other device on which such code is stored or installed.

(j)            Except as set forth in Section 4.11(j) of the Seller Disclosure Schedule, each person (including employees of the Company) who is or has been involved in the invention, creation, modification, enhancement or development of any Company Technology owned by the Company, has entered into a written agreement with the Company substantially in the form set forth in Section 4.11(j) of the Seller Disclosure Schedule, containing an irrevocable and complete assignment of Intellectual Property pertaining to such Company Technology to the Company.

(k)           The Company has complied at all times (a) in all material respects with its own policy(ies) regarding: (i) the privacy of users of the Company web site (and the terms of use thereof); (ii) the collection, storage, disclosure, and transfer of any non-public or personal data; and (iii) any employee information (“Company Privacy Policy”), copies of which have been made available to Buyer, and (b) with all applicable legal requirements pertaining to privacy, and the use and protection of such non-public or personal data, except where failure to comply would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.  The execution, delivery or performance of this Agreement or the Other Transaction Documents will not result in any violation of any Company Privacy Policy or any legal requirement pertaining to privacy.

(l)           To the knowledge of Seller, neither the execution, delivery or performance of this Agreement, nor the execution and delivery of the Other Transaction Documents, will, with or without notice or lapse of time, result in, or give any third party the right or option to cause or declare: (i) a loss of, or encumbrance on, any Company Technology owned by the Company or Company Intellectual Property incorporated into or used in the development, testing, distribution, provision, maintenance or support of any Products; (ii) a breach, default, right of termination or cancellation under any Company IP Contract or any contract between the Company and a distributor or reseller, except as would not be material to the Company; (iii) a payment (other than any payments which the Company would otherwise be required to pay pursuant to the terms of a Company IP Contract) or increased royalty or an obligation to offer any discount terms under any Company IP Contract; (iv) the release, disclosure or delivery of any owned Company Technology by or to any escrow agent or other third party; or (v) the grant, assignment or transfer to any third party of any license or other right or interest under, to or in any of the Company Intellectual Property.  Following the Closing, all Owned Company Intellectual Property will be fully transferable, alienable or licensable by Buyer without restriction and without payment of any kind to any third party (other than for any restrictions or payments which the Company would be otherwise subject to or required to pay in the absence of the execution, delivery or performance of this Agreement pursuant to the terms of any license or other agreement in existence as of the date of this Agreement).

SECTION 4.12             Contracts. Except as set forth in Section 4.12 of the Seller Disclosure Schedule (and excluding the Company Benefit Plans), the Company is not a party to any:

(a)           (i) covenant of the Company not to compete (other than pursuant to any radius restriction contained in any lease, reciprocal easement or development, construction, operating or similar agreement) or other covenant of the Company restricting the development, manufacture, sale, License, marketing or distribution of the Products, (ii) agreement, contract or other arrangement containing “most favored nation” or similar pricing provisions, or (iii) any agreement, contract or other arrangement granting any third party the exclusive right to develop, market, sell or distribute Products;

(b)           agreement, contract or other arrangement with (i) Seller or any Affiliate of Seller (other than the Company) or (ii) any officer, director, employee, individual consultant or contractor of the Company, Seller or any Affiliate of Seller;

(c)           lease, sublease or similar agreement with any person under which the Company is a lessor or sublessor of, or makes available for use, to any person, or is required to grant or acquire an interest in real property, (i) any Leased Property or (ii) any portion of any premises otherwise occupied by the Company or (iii) any other Company Property, other than leases of tangible personal property terminable upon not more than 90 days notice or for which the annual rental is less than $100,000;

(d)           lease or similar agreement with any person under which (i) the Company is lessee of, or holds or uses, any machinery, equipment, vehicle or other tangible personal property owned by any person or (ii) the Company is a lessor or sublessor of, or makes available for use by any person, any tangible personal property owned or leased by the Company, in any such case which has an aggregate future liability or receivable, as the case may be, in excess of $100,000 and is not terminable by the Company by notice of not more than 60 days for a cost of less than $100,000;

(e)           (i) sales, distribution or other similar agreement providing for the sale by the Company of materials, supplies, goods, services, equipment or other assets that provide for annual payments to the Company of, or pursuant to which in the last year the Company received, in the aggregate, $100,000 or more, or (ii) an agency, dealer, sales representative or other similar agreement, in any such case which has an aggregate future liability or value to any person in excess of $100,000 and is not terminable by the Company by notice of not more than 60 days for a cost of less than $100,000;

(f)           (other than (i) Shrink-Wrap Software, (ii) non-disclosure agreements that provide no more than limited use rights of trade secrets or confidential information, (iii) non-exclusive licenses or sublicenses granted by the Company in the ordinary course of business to distributors, resellers or end-user customers or its consultants and contractors for the performance of services for the benefit of the Company or (iv) agreements with distributors, resellers or end user customers of the Company containing nonexclusive licenses to the Products entered into in the ordinary course of business), any contracts, licenses, options or agreements (x) with respect to Company Intellectual Property licensed, conveyed, granted or transferred to any third party (including covenants not to sue) (“Outbound IP Contracts”) or (y) pursuant to which a third party has licensed, conveyed, granted or transferred any Intellectual Property to the Company (“Inbound IP Contracts,” together with the Outbound IP Contracts, the “Company IP Contracts”);

(g)         agreement, contract or other instrument under which the Company has borrowed any money from, or issued any note, bond, debenture or other evidence of indebtedness to, any person or any other note, bond, debenture or other evidence of indebtedness issued to any person in any such case which, individually, is in excess of $75,000, or in the aggregate in excess of $150,000;

(h)         agreement, contract or other instrument (including so called take or pay or keepwell agreements) under which (i) any person has directly or indirectly guaranteed indebtedness, liabilities or obligations of the Company or (ii) the Company has directly or indirectly guaranteed indebtedness, liabilities or obligations of any person (in each case other than endorsements for the purpose of collection in the ordinary course of business), in any such case which, individually, is in excess of $75,000, or in the aggregate in excess of $150,000;

(i)           agreement, contract or other instrument under which the Company has, directly or indirectly, made any advance, loan, extension of credit or capital contribution to, or other investment in, any person, in any such case which, individually, is in excess of $75,000, or in the aggregate in excess of $150,000;

(j)           mortgage, pledge, security agreement, deed of trust or other instrument granting a Lien upon any Company Property, which Lien’s default would be material to the Company and which Lien is not set forth in Section 4.10(j) of the Seller Disclosure Schedule;

(k)          agreement or instrument providing for indemnification of any person with respect to material liabilities relating to any current or former business or facility of the Company or any predecessor person; or

(l)           other agreement, contract, lease, license, commitment or instrument to which the Company is a party or by or to which it or any of its assets or business is bound or subject which has an aggregate future liability to any person in excess of $150,000 (excluding customary indemnification provisions) and is not terminable by the Company by notice of not more than 60 days for a cost of less than $100,000.

Each agreement, contract, lease, license, commitment or instrument of the Company listed in Section 4.12 of the Seller Disclosure Schedule (collectively, the “Contracts”) is valid, binding and in full force and effect and, to the knowledge of Seller, is enforceable by the Company in accordance with its terms subject to applicable bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and other laws affecting creditors’ rights generally, general principles of equity and the discretion of courts in granting equitable remedies and except to the extent that the failure of a Contract to be valid, binding and in full force and effect would not be material to the Company. To the knowledge of the Company, the consummation of the Closing will not will not result in the termination of a Contract, nor will it result in the automatic cancellation of such Contract or acceleration of a material payment under such Contract.  The Company has performed in all material respects all obligations required to be performed by it to date under the Contracts and the Company is not (with or without the lapse of time or the giving of notice, or both) in breach or default in any material respect thereunder and, to the knowledge of Seller, no other party to any of the Contracts, as of the date hereof, is (with or without the lapse of time or the giving of notice, or both) in breach or default in any material respect thereunder.

SECTION 4.13            Litigation. Section 4.13 of the Seller Disclosure Schedule sets forth a list, as of the date of this Agreement, of all pending, or to the knowledge of Seller, threatened, lawsuits or claims, with respect to which Seller or the Company has been contacted in writing by counsel for the plaintiff or claimant, against the Company or any of their respective properties, assets, operations or businesses and which (a) involve a claim against the Company of, or which involve an unspecified amount which would reasonably be likely to result in a liability of, more than $100,000, (b) seek any material injunctive relief or (c) seek any legal restraint on or prohibition against the transactions contemplated by this Agreement.  The Company is not a party or subject to or in default under any material judgment, order, injunction or decree of any Governmental Entity or arbitration tribunal applicable to it or any of its respective properties, assets, operations or business. To the knowledge of the Seller or the Company, (i) there is no investigation, audit or other proceeding pending or threatened by a Governmental Entity against the Company or any of its officers or directors, nor is there any reasonable basis therefore; (ii) no Governmental Entity has at any time challenged the use of any Leased Property or the legal right of the Seller or the Company to conduct the business of the Company as such business has been conducted and currently is conducted; (iii) there is no action, suit, claim or proceeding of any nature pending or threatened against any Person who has a contractual or statutory right to indemnification from the Company nor, to the Company’s knowledge, are there any facts or circumstances that would give rise to such an action, suit, claim or proceeding.  This Section 4.13 does not relate to matters with respect to environmental matters, which are the subject of Section 4.16(b), or to matters with respect to employee benefits or ERISA matters, which are the subject of Section 4.14.

SECTION 4.14            Benefit Plans.  (a) Section 4.14(a) of the Seller Disclosure Schedule contains a list of all “employee benefit plans” (as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974 (“ERISA”)) and all other material employment, severance, consulting, vacation benefits, post-retirement, bonus, stock option, deferred and incentive compensation plans and programs covering employees or former employees of the Company (excluding workers’ compensation, unemployment compensation and other government programs) (all of the foregoing collectively, the “Company Benefit Plans”).  The Company does not have any plan or commitment to establish any new Company Benefit Plans, to modify any Company Benefit Plans (except to the extent required by law or to conform any such Company Benefit Plans to the requirements of any Applicable Law, in each case as previously disclosed to Buyer in writing, or as required by this Agreement), or to adopt or enter into any Company Benefit Plans.  Except as may be permitted by Section 5.02(c), neither the Seller nor any ERISA Affiliate has any plan or commitment to establish, modify or adopt or enter into any Company Benefit Plan in any manner that would provide materially greater benefits to employees of the Company and its subsidiaries relative to the benefits provided to other participants in such plan.  Each Company Benefit Plan can be amended, terminated or otherwise discontinued after the Closing Date in accordance with its terms, without liability to Buyer or the Company (other than ordinary administration expenses) other than as specifically contemplated under Article IX of this Agreement.

(b) Each Company Benefit Plan is in compliance in all material respects with ERISA, the Code, and all Applicable Laws.  Neither the Company nor any entity which is considered a “single employer” with the Company under Section 414(b), (m) or (o) of the Code (an “ERISA Affiliate”) maintains or has an obligation to contribute to (i) a “multiemployer plan” within the meaning of Section 3(37) of ERISA, (ii) a plan described in Section 413 of the Code, (iii) a plan subject to Title IV of ERISA or (iv) a plan subject to the minimum funding standards of Section 412 of the Code.  As of the date hereof, no actions, suits or claims (other than routine benefit claims) are pending or, to the knowledge of the Company, threatened against or relating to any Company Benefit Plan, or any fiduciary thereof.  No Company Benefit Plan provides health benefits that are not fully insured through an insurance contract.

(c) True and correct copies of the following documents, as they have been amended to the date hereof, relating to the Company Benefit Plans, have been made available to Buyer: (i) all Company Benefit Plan documents; (ii) the most recently completed actuarial valuation for each plan (if any); and (iii) the annual report (Form 5500 series) for each Company Benefit Plan for the two most recent plan years (if any).

(d) No Company Benefit Plan provides, or reflects or represents any Company liability to provide, nor has the Company contracted in the last 5 years to provide, post-termination or retiree welfare benefits to any person for any reason, except as may be required by the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended and as codified in Section 4980B of the Code and Section 601 et. seq. of ERISA or other applicable statute or in the nature of severance benefits (including severance pay or otherwise, acceleration, vesting or increase in benefits or obligation to fund benefits with respect to any employee, consultant or director).

(e)  Pursuant to Treasury Regulation 1.280G-1, Q&A 29, no payment and/or benefits (considered separately or in the aggregate) paid or provided in connection with the transactions contemplated by this Agreement shall constitute “parachute payments” pursuant to Section 280G of the Code.

SECTION 4.15            Absence of Changes or Events. (a) Since the date of the Balance Sheet, there has not been any material adverse change in the business, financial condition or results of operations of the Company, other than changes relating to United States or foreign economies in general or the Company’s industries in general and not specifically relating to the Company. Buyer acknowledges that there may be disruptions to the Company’s business as a result of the execution of this Agreement and the consummation of the transactions contemplated hereby, and Buyer agrees that such disruptions do not and shall not constitute a breach of this Section 4.15.

(b)          Except as contemplated by this Agreement, since the date of the Balance Sheet, Seller has caused the business of the Company to be conducted in the ordinary course and the Company has not taken any action that, if taken after the date of this Agreement, would constitute a breach of any of the covenants set forth in Section 5.02.

SECTION 4.16            Compliance with Applicable Laws; Environmental Laws. (a) Except as set forth in Section 4.16 of the Seller Disclosure Schedule, each of Seller and the Company is and has been during the past three years in compliance with all applicable statutes, laws, ordinances, rules, orders and regulations of any Governmental Entity (“Applicable Laws”), including those relating to occupational health and safety, except for instances of noncompliance that, individually or in the aggregate, would not be reasonably likely to have a Material Adverse Effect.  Neither Seller nor the Company has received any written communication during the past four years from a Governmental Entity that alleges that the Company is in violation in any material respect with any Applicable Laws. This Section 4.16(a) does not relate to matters with respect to Taxes, which are the subject of Section 4.08, to employee benefit or ERISA matters which are the subject of Section 4.14 or to environmental matters, which are the subject of Section 4.16(b).

(b)          Except as set forth in Section 4.16(b) of the Seller Disclosure Schedule, (i) neither Seller nor the Company has received any written communication during the past two years from a Governmental Entity that alleges that the Company is in material violation of any Environmental Laws (as hereinafter defined), the substance of which communication has not been resolved, or that it is a potentially responsible party under the Federal Comprehensive Environmental Response, Compensation and Liability Act of 1980 (“CERCLA”), (ii) the Company holds, and is in compliance in all material respects with, all permits, licenses and governmental authorizations required under Environmental Laws for the Company to conduct its business as currently conducted, (iii) the Company is in material compliance with all Environmental Laws and (iv) the Company has not entered into or agreed to any consent decree or order that is material to the Company taken as a whole, which decree or order is still in effect, and is not subject to any outstanding judgment, decree or judicial order that is material to the Company taken as a whole with respect to any property currently or formerly owned or operated by the Company relating to compliance with any Environmental Law or to the investigation or cleanup of Hazardous Substances under any Environmental Law. The representations and warranties made in this Section 4.16(b) are Seller’s exclusive representations and warranties relating to environmental matters. As used in this Agreement, the term “Environmental Laws” means any and all applicable statutes, laws (including common law), regulations, ordinances, rules, orders or decrees in any such case entered into, issued, or promulgated in final form as of the Closing Date by any Governmental Entity, relating to the environment, preservation or reclamation of natural resources, or to the management or Release of Hazardous Substances, including CERCLA, the Federal Water Pollution Control Act, the Clean Air Act of 1970, the Toxic Substances Control Act of 1976, the Emergency Planning and Community Right to Know Act of 1986, the Safe Drinking Water Act of 1974, the Hazardous Materials Transportation Act, and any similar or implementing state or local law, and all amendments thereto or regulations promulgated thereunder. As used in this Agreement, the term “Hazardous Substances” means any hazardous or toxic substance or waste that is regulated pursuant to any Environmental Law. As used in this Agreement, the term “Release” has the same meaning as set forth in Section 9601(22) of CERCLA.

SECTION 4.17            Employee and Labor Matters. (a) There is not and has not been, any labor strike, dispute, work stoppage or lockout pending, or, to the knowledge of Seller, threatened, against the Company; (b) to the knowledge of Seller, no union organizational campaign is in progress with respect to the employees of the Company and no question concerning representation exists respecting such employees; (c) the Company has not engaged in any unfair labor practice which would reasonably be expected to result in any material liability to the Company; (d) there is no unfair labor practice charge or complaint against the Company pending, or, to the knowledge of Seller, threatened, before the National Labor Relations Board; (e) there are no pending, or, to the knowledge of Seller, threatened, union grievances against the Company as to which there is a reasonable possibility of adverse determination; (f) there are no pending, or, to the knowledge of Seller, threatened, charges against the Company or any current or former employee of the Company before the Equal Employment Opportunity Commission or any state or local agency responsible for the prevention of unlawful employment practices; (g) neither Seller nor the Company has received notice of the intent of any Governmental Entity responsible for the enforcement of labor or employment laws to conduct an investigation of the Company and, to the knowledge of Seller, no such investigation is in progress; and (h) neither Seller nor the Company has taken any action in the period of three (3) years prior to the Closing Date which would constitute a “plant closing” or “mass layoff” within the meaning of the WARN Act or similar state or local law, issued any notification of a plant closing or mass layoff required by the WARN Act or similar state or local law, or incurred any liability or obligation under the WARN Act or similar state or local law that remains unsatisfied.  The Company is in compliance in all material respects with all applicable foreign, federal, state and local laws, rules and regulations respecting employment, employment practices, terms and conditions of employment, worker classification, tax withholding, prohibited discrimination, equal employment, fair employment practices, meal and rest periods, immigration status, employee safety and health, wages (including overtime wages), compensation, and hours of work, and in each case, with respect to any current or former employee, consultant, independent contractor or director of the Company (the “Employees”): (i) has withheld and reported in all material respects all amounts required by law or by agreement to be withheld and reported with respect to wages, salaries and other payments to Employees; (ii) is not liable in any material respect for any arrears of wages, severance pay or any Taxes or any penalty for failure to comply with any of the foregoing; and (iii) is not liable in any material respect for any payment to any trust or other fund governed by or maintained by or on behalf of any governmental authority, with respect to unemployment compensation benefits, social security or other benefits or obligations for employees (other than routine payments to be made in the normal course of business and consistent with past practice). There are no actions, suits, claims or administrative matters pending or, to the knowledge of Seller, threatened or reasonably anticipated against the Company or any of its Employees relating to any Employee. There are no pending or, to the knowledge of Seller, threatened or reasonably anticipated claims or actions against Company or any Company trustee under any worker’s compensation policy or long-term disability policy. The Company is not party to a conciliation agreement, consent decree or other agreement or order with any federal, state, or local agency or governmental authority with respect to employment practices. The services provided by each of the Company’s current employees are terminable at the will of the Company and its ERISA Affiliates and any such termination would result in no liability to the Company or any ERISA Affiliate (other than payment of accrued wages, including accrued vacation, and vested benefits under the Company Benefit Plans). The Company has no material liability with respect to any misclassification of: (a) any Person as an independent contractor rather than as an employee, (b) any employee leased from another employer, or (c) any employee currently or formerly classified as exempt from overtime wages.

SECTION 4.18            Material Services Provided by Seller or Its Affiliates to the Company. Except to the extent any of the Support Services set forth in Section 4.18 of the Seller Disclosure Schedule are material, Seller and its Affiliates provide no material services to the Company.  Except for the Excluded Assets, neither Seller nor its subsidiaries owns any assets (including fixed assets, inventories and Intellectual Property) that (i) are used exclusively or primarily in the conduct of the Company’s businesses, or (ii) are used in the conduct of the Company’s businesses in any material respect and the fair market value of which individually exceeds $100,000.

ARTICLE V

Covenants of Seller

Seller covenants and agrees as follows:

SECTION 5.01            Access. From the date hereof to the Closing, Seller shall, and shall cause the Company to, give Buyer and its representatives, employees, counsel and accountants reasonable access, during normal business hours and upon reasonable notice, to the personnel, properties, books and records of the Company; provided, however, that such access does not unreasonably disrupt the normal operations of Seller or the Company or cause the loss of any attorney-client privilege.

SECTION 5.02            Ordinary Conduct. (a) Except as set forth in Section 5.02 of the Seller Disclosure Schedule, as provided in Section 1.02 or otherwise contemplated by the terms of this Agreement, from the date hereof to the Closing, Seller shall conduct the business of the Company in the ordinary course in substantially the same manner as presently conducted and shall use commercially reasonable efforts to preserve its relationships with customers and suppliers; provided that Seller shall not be obligated to, directly or indirectly, provide any funds to the Company.

(b)          Except as set forth in Section 5.02 of the Seller Disclosure Schedule, as provided in Section 1.02 or otherwise contemplated by the terms of this Agreement, Seller shall not permit the Company to do, and the Company shall not do, any of the following without the prior written consent of Buyer:

(i)           amend its Certificate of Incorporation or Bylaws;

(ii)          declare or pay any dividend or make any other distribution to its stockholders whether or not upon or in respect of any shares of its capital stock; provided, however, that (A) Buyer acknowledges that the Company does not maintain cash balances and, at the time of the Closing, Seller will withdraw any cash balances of the Company, and (B) dividends and distributions of cash may continue to be made by the Company to Seller or its Affiliates;

(iii)         redeem or otherwise acquire any shares of its capital stock or issue any capital stock or any option, warrant or right relating thereto or any securities convertible into or exchangeable for any shares of capital stock;

(iv)         liquidate or dissolve;

(v)         adopt or materially amend any employee benefit plan, policy or arrangement, or employee stock purchase or stock option plan, or enter into any employment contract or collective bargaining agreement, pay any material special bonus or material special remuneration (cash, equity or otherwise) to any director or employee, or grant to any executive officer or employee any material increase in compensation or benefits, except in the ordinary course of business consistent with past practice or as may be required under existing written agreements outstanding, or policies existing, on the date hereof and as previously disclosed in writing to Buyer;

(vi)        grant any severance or termination pay (cash, equity or otherwise) to any officer or employee, except in the ordinary course of business consistent with past practice or as may be required under existing written agreements outstanding, or policies existing, on the date hereof and as previously disclosed in writing to Buyer, or adopt any new severance plan, or materially amend or modify or alter in any respect any severance plan, agreement or arrangement existing on the date hereof;

(vii)        incur or assume any liabilities, obligations or indebtedness for borrowed money or guarantee any such liabilities, obligations or indebtedness, other than in the ordinary course of business consistent with past practice; provided that in no event shall the Company incur, assume or guarantee any long-term indebtedness for borrowed money;

(viii)       permit, allow or suffer any of its assets to become subjected to any mortgage, lien, security interest, encumbrance, easement, covenant, right of way or other similar restriction of any nature whatsoever which would have been required to be set forth in Section 4.09 or 4.10 of the Seller Disclosure Schedule if existing on the date of this Agreement;

(ix)         cancel any indebtedness (individually or in the aggregate) in excess of $50,000 or waive any claims or rights of material value;

(x)          except for (A) dividends and distributions permitted under clause (ii) above, and (B) intercompany transactions in the ordinary course of business or necessary to settle intercompany accounts prior to the Closing, pay, loan or advance any amount to, or sell, transfer or lease any of its assets to, or enter into any agreement or arrangement with, Seller or any of its Affiliates;

(xi)         make any change in any method of accounting or accounting practice or policy other than those required by GAAP or Applicable Law;

(xii)        make or change any material election in respect of Taxes other than in the ordinary course of business consistent with past practices, adopt or change any material accounting method in respect of Taxes, enter into any material agreement with any tax authority in respect of a material amount of Taxes, settle any claim or assessment in respect of a material amount of Taxes, consent to any extension or waiver of the limitation period applicable to any material claim or assessment in respect of Taxes, request any Tax ruling, enter into any material Tax sharing or similar agreement or arrangement, or amend any material Tax Return;

(xiii)       acquire by merging or consolidating with, or by purchasing a substantial portion of the assets of, or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof or otherwise acquire any assets (other than inventory) which are material, individually or in the aggregate, to the Company;

(xiv)       make or incur any capital expenditure that is not currently approved in writing or budgeted and as previously disclosed in writing to Buyer which, individually, is in excess of $50,000 or make or incur any such expenditures which, in the aggregate, are in excess of $175,000;

(xv)        sell, lease or otherwise dispose of any of its assets (other than immaterial or obsolete assets) except in the ordinary course of business or enter into any lease of any personal property except leases entered into in the ordinary course of business with aggregate lease payments not in excess of $175,000;

(xvi)       (a) enter into any lease of real property or acquire or dispose of any real property, or any interest therein, except any renewal of a Lease Agreement that would expire prior to the Closing and is necessary for the continued operation of the Company’s business (provided that five (5) days’ advance notice is given to Buyer of such renewal) or (b) enter into any lease of tangible personal property outside the ordinary course of business in excess of $25,000;

(xvii)      modify, amend, terminate or permit the lapse of any lease of, or reciprocal easement agreement, operating agreement or other agreement relating to, real property (except as would be permitted by clause (xvi) above);

(xviii)     take any action or fail to take any action that is reasonably likely to prevent the Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code;

(xix)        take any action or fail to use commercially reasonable efforts to take any action that is or would reasonably be expected to cause any of Seller’s or the Company’s representations or warranties in Article IV to be or become untrue in such a manner as would result in a failure of the condition set forth in Section 3.01(a) (it being understood and agreed that any breach of this covenant shall instead be treated (without double counting) as a breach of the applicable underlying representation or warranty and shall be subject to the limitations set forth in Section 11.02(b)); or

(xx)        agree, whether in writing or otherwise, to do any of the foregoing.

(c)          For the avoidance of doubt, this Section 5.02 shall not limit or restrict to any extent or in any manner the right of Parent to take any actions with respect to any “employee benefit plans” (as defined in Section 3(3) of ERISA) of Parent or with respect to any other employment, severance, consulting, vacation benefits, post-retirement, bonus, stock option, deferred and incentive compensation plans and programs covering employees or former employees of Parent (including workers’ compensation, unemployment compensation and other government programs) (collectively, “Parent Benefit Plans”), regardless of whether any such actions affect or could reasonably be expected to affect employees of the Company.  In the event any material enhancement is made to Parent Benefit Plans, Seller shall provide to Buyer four business days’ prior notice of such material enhancement, provided that such prior notice shall not be required under circumstances determined by Parent or Seller in good faith to be exigent circumstances.

SECTION 5.03            Certain Matters.  Seller hereby waives, as of the Closing, to the fullest extent permitted under Applicable Law, any and all rights, claims and causes of action (other than claims of, or causes of action arising from, fraud) it or its Affiliates may have (other than under this Agreement or the Other Transaction Documents) prior to the Closing Date against the Company and its directors and officers who were such prior to the Closing arising under or based upon any Federal, state, local or foreign statute, law, ordinance, rule or regulation or otherwise for matters occurring prior to the Closing Date.  Seller acknowledges that it is familiar with the provisions of Section 1542 of the California Civil Code, which pursuant to this provision shall apply only to matters occurring prior to the Closing Date, which provides as follows: A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM OR HER MUST HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR.  As of the Closing Date, Seller expressly, knowingly and intentionally waives and relinquishes any and all rights which it has prior to the Closing Date under the provisions of Section 1542, and waives the provisions of Section 1542, as well as any other similar statute or common law principle of any jurisdiction that may be deemed applicable, in each case as it relates to the Company and the officers and directors who were such prior to the Closing for matters occurring prior to the Closing.  Notwithstanding the foregoing, and for the avoidance of doubt, this Section 5.03 shall not apply to any matters after the Closing, or to any matters (whether before, on or after the Closing) relating to this Agreement or the Other Transaction Documents.

SECTION 5.04            Payment.  Following the Closing, if at any time prior to the Termination Date Seller sells to a third party for cash the Specified Shares, and the gross cash proceeds (net of commissions, fees or other expenses incurred by Seller to effect such sales, “gross cash proceeds”) actually received by Seller pursuant to such sales exceed $125,000,000 (the “Threshold”), then Seller shall pay to Buyer the incremental gross cash proceeds received by Seller in respect of such sales of Specified Shares in excess of the Threshold (within 30 days of receipt by Seller of such incremental gross proceeds) up to a maximum payment by Seller to Buyer of $7,000,000 in incremental gross cash proceeds in the aggregate (the “Maximum Payment”).  The term “Specified Shares” means the shares of Buyer Common Stock received by Seller as part of the Consideration under this Agreement and the shares of Buyer Common Stock, if any, received by Seller upon exercise of the Warrant.  This Section 5.04 shall terminate and be of no further force or effect upon the earlier to occur of (i) the third (3rd) anniversary of the Closing Date, (ii) payment by Seller to Buyer of the Maximum Payment, (iii) the material breach by Buyer of the Voting Agreement (as defined in the Financing Agreement) or the Rights Agreement (as defined in the Financing Agreement) in a manner that adversely affects Seller or the material breach by Buyer or the Company (to the extent it is a party) of any of the Commercial Agreements or (iv) such time as the Merger shall fail to qualify as a “reorganization” within the meaning of Section 368(a) of the Code (the earlier of such events, the “Termination Date”).

ARTICLE VI

Representations and Warranties of Buyer

Except as set forth in the Buyer Disclosure Schedule delivered to Seller concurrent with the execution and delivery of this Agreement (it being understood that any information set forth in one section or subsection of the Buyer Disclosure Schedule shall be deemed to apply to and qualify the Section or subsection of this Agreement to which it corresponds and each other Section or subsection of this Agreement to the extent that it is readily apparent from the face of such disclosure that such information is relevant to such other Section or subsection) (the “Buyer Disclosure Schedule”), Buyer hereby represents and warrants to Seller as follows:

SECTION 6.01            Authority. Each of Buyer and Sub is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware.  Each of Buyer and Sub has all requisite corporate power and authority to enter into this Agreement and the Other Transaction Documents, to perform its obligations hereunder and to consummate the transactions contemplated hereby and thereby.  All corporate acts and other proceedings required to be taken by Buyer or Sub to authorize the execution, delivery and performance of this Agreement and the Other Transaction Documents and the consummation of the transactions contemplated hereby and thereby have been duly and properly taken.  This Agreement has been duly executed and delivered by Buyer and Sub and constitutes, and the Other Transaction Documents on the Closing Date will be duly executed and delivered by Buyer and Sub, and will constitute, a legal, valid and binding obligation of Buyer and Sub, enforceable against Buyer and Sub in accordance with its terms, subject to the Bankruptcy and Equity Exception.  Immediately after the execution and delivery hereof, Buyer, as sole stockholder of Sub, shall have approved and adopted this Agreement.

SECTION 6.02            No Conflicts; Consents.  The execution and delivery of this Agreement by Buyer and Sub does not, and the execution and delivery of the Other Transaction Documents will not, and the consummation of the transactions contemplated hereby and thereby and compliance with the terms hereof will not, conflict with, or result in any violation of or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation or to loss of a material benefit under, or result in the creation of any Lien upon any of the properties or assets of Buyer or any subsidiary of Buyer under, any provision of (a) the Certificate of Incorporation or Bylaws of Buyer or the comparable governing instruments of any subsidiary of Buyer or (b) any judgment, order, or decree, or material statute, law, ordinance, rule or regulation applicable to Buyer or any subsidiary of Buyer or their respective properties or assets, other than, in the case of clause (b) above, any such items that are not material to Buyer.  No material consent, approval, license, permit, order or authorization of, or registration, declaration or filing with, any Governmental Entity is required to be obtained or made by or with respect to Buyer or any of its subsidiaries or their respective Affiliates in connection with the execution, delivery and performance of this Agreement or the consummation of the transactions contemplated hereby, other than (i) compliance with and filings under the HSR Act, if applicable, and (ii) those that may be required solely by reason of Seller’s (as opposed to any other third party’s) participation in the transactions contemplated hereby.

SECTION 6.03            Securities Act. The Shares acquired by Buyer pursuant to the Merger contemplated by this Agreement are being acquired for investment only and not with a view to any public distribution thereof, and Buyer shall not offer to sell or otherwise dispose of the Shares so acquired by it in violation of any of the registration requirements of the Securities Act of 1933, as amended.

SECTION 6.04            Actions and Proceedings, etc. There are no (a) outstanding judgments, orders, injunctions or decrees of any Governmental Entity or arbitration tribunal against Buyer or any of its Affiliates, (b) lawsuits, actions or proceedings pending or, to the knowledge of Buyer, threatened against Buyer or any of its Affiliates, or (c) investigations by any Governmental Entity which are, to the knowledge of Buyer, pending or threatened against Buyer or any of its Affiliates, which, in the case of each of clauses (a), (b) and (c), have or would reasonably be expected to have a material adverse effect on the ability of Buyer to consummate the transactions contemplated hereby.

SECTION 6.05            Availability of Consideration.  The shares of Buyer Common Stock to be issued as the Buyer Shares pursuant to this Agreement will be duly authorized, validly issued, fully paid and nonassessable, and not issued in violation of Buyer’s certificate of incorporation or bylaws or any preemptive rights or other rights of any third party, and will be free and clear of any Liens.  No approval, vote or consent of any holder of Buyer’s securities (or any class or series of Buyer’s securities) is required to authorize, approve or permit the transactions contemplated by this Agreement.  As of the Closing, Buyer will have sufficient authorized but unissued voting common stock, par value $0.0001 per share, of Buyer (the “Buyer Common Stock”) available under its certificate of incorporation (i) that is sufficient to enable Buyer to issue the Buyer Shares at the Closing and (ii) that is sufficient to enable Seller to exercise the Warrant for the full amount of the Buyer Common Stock for which the Warrant is exercisable in accordance with their terms (or, if the last sentence of Section 1.07(c) is applicable, that is sufficient to permit such amount of shares of Buyer Common Stock as are required to be issued in place of the Warrant pursuant to Section 1.07(c)).  No provision of Buyer’s certificate of incorporation or bylaws, or Applicable Law or order or other instrument or agreement prohibits or would prohibit the issuance of the Buyer Common Stock or the Warrant to Seller in connection with this Agreement.  The Buyer Common Stock that comprises the Buyer Shares and the Buyer Common Stock underlying the Warrant is collectively referred to as the “Required Stock”.  Buyer has no reason to believe that the Required Stock is not or will not be available on a timely basis for issuance at the Closing or upon exercise of the Warrant in accordance with their terms, or that the Warrant is not or will not be issuable at the Closing.  Buyer’s capitalization immediately after giving effect to the Initial Closing is set forth on Schedule 6.05.

SECTION 6.06            Financing Agreement Representations.  Buyer hereby makes in this Agreement all of the representations and warranties set forth in Section 3 of the Financing Agreement (as if the Financing Agreement were executed and delivered on the date hereof and in the specific form attached hereto as Exhibit A-1, and without regard to any subsequent amendments or waivers of the Financing Agreement), which representations and warranties of Buyer are incorporated by reference into this Agreement as if set forth in full in this Agreement.

SECTION 6.07            Sub.  Sub has no subsidiaries, and the entire capitalization of Sub consists of 8,000,000 shares of common stock, par value $0.0001 per share.  Sub is a direct, wholly owned subsidiary of Buyer that was formed solely for the purpose of engaging in the Merger, and has not (i) engaged in any business activities or owned any properties or assets, (ii) conducted any operations, or (iii) incurred any liabilities, other than in each case in connection with this Agreement and the Merger.

SECTION 6.08            Tax.  Neither Buyer nor any subsidiary of Buyer has taken any action or knows of any fact, agreement, plan or other circumstance that is reasonably likely to prevent the Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code.

ARTICLE VII

Covenants of Buyer

Buyer covenants and agrees as follows:

SECTION 7.01            Confidentiality.  Each party acknowledges that the information being provided to it in connection with the Merger and the consummation of the other transactions contemplated hereby is subject to the terms of a confidentiality agreement between Buyer and Seller (the “Confidentiality Agreement”), the terms of which are incorporated herein by reference.  The parties acknowledge that any and all information provided to it in connection with the Merger and the consummation of the other transactions contemplated hereby shall remain subject to the terms and conditions of the Confidentiality Agreement after the Closing Date.

SECTION 7.02            No Use of Certain Names. Buyer shall cause the Company and any of Buyer’s subsidiaries promptly, and in any event (a) within 45 days after the Closing, to revise product and service literature and labeling to delete all references to the Names, (b) within 45 days after the Closing, to change signing and otherwise discontinue use of the Names, and (c) with respect to existing physical collateral (i.e., stationary, business cards, paper brochures), within 60 days after the Closing, to revise such existing physical collateral to delete all references to the Names but may otherwise use such physical collateral during such 60-day period; provided, however, that for a period of 45 days from the Closing Date the Company may continue to distribute product and service literature that uses any Names and distribute products and services with labeling that uses any Names to the extent that such product and service literature and labeling exists on the Closing Date.  In no event shall Buyer or the Company use any Names after the Closing in any manner or for any purpose different from the use of such Names by the Company during the 30-day period preceding the Closing.  “Names” means “DealerTrack”, any variations and derivatives thereof and any other logos or trademarks of Seller or its Affiliates not included in Section 4.11 of the Seller Disclosure Schedule.

SECTION 7.03            Buyer Activity on Closing Date. On the Closing Date (but not with respect to any period thereafter), Buyer shall cause the Company to conduct its business in the ordinary course in substantially the same manner as Buyer is aware that the Company’s business is presently conducted and on the Closing Date shall not permit the Company to effect any extraordinary transactions (other than any such transactions expressly required by Applicable Law or by this Agreement) that could result in Tax liability to the Company in excess of Tax liability associated with the conduct of its business in the ordinary course.

SECTION 7.04            Ordinary Conduct. (a) Except as set forth on the Buyer Disclosure Schedule or as contemplated by the terms of this Agreement, from the date hereof to the Closing, Buyer shall conduct its business in the ordinary course in substantially the same manner as presently conducted and shall use commercially reasonable efforts to preserve its relationships with customers and suppliers.

(b)          Except as set forth on the Buyer Disclosure Schedule or as contemplated by the terms of this Agreement, Buyer shall not do any of the following without the prior written consent of Seller:

(i)           amend its certificate of incorporation or bylaws;

(ii)          (x) declare or pay any dividend or make any other distribution to its stockholders whether or not upon or in respect of any shares of its capital stock, (y) redeem or otherwise acquire any shares of its capital stock or (z) issue any capital stock or any option, warrant or right relating thereto or any securities convertible into or exchangeable for any shares of capital stock;

(iii)         (x) merge or consolidate with or into another person, (y) liquidate or dissolve or (z) sell, transfer or otherwise dispose of or exclusively license more than 20% of the assets of Buyer and its subsidiaries taken as a whole;

(iv)        change, in any material respect, its principal business from its existing principal business;

(v)          take any action in violation of Section 3.6 (Board Approval) or Section 3.7 (Stockholder Approval) of the Fifth Amended and Restated Investors’ Rights Agreement, dated as of the date hereof, among Buyer and the investors party thereto;

(vi)        amend or waive, in any respect adverse to Seller or otherwise in any material respect, any provision of the Financing Agreement or the Rights Agreement (as defined in the Financing Agreement) or the Voting Agreement (as defined in the Financing Agreement);

(vii)       take any action or fail to use commercially reasonable efforts to take any action that is or would reasonably be expected to cause any of Buyer’s or the Sub’s representations or warranties in Article VI to be or become untrue in such a manner as would result in a failure of the condition set forth in Section 3.02(a) (it being understood and agreed that any breach of this covenant shall instead be treated (without double counting) as a breach of the applicable underlying representation or warranty and shall be subject to the limitations set forth in Section 11.03(b)); or

(viii)      agree, whether in writing or otherwise, to do any of the foregoing.

ARTICLE VIII

Mutual Covenants

Each of Seller and Buyer covenants and agrees as follows:

SECTION 8.01            Consents. Buyer acknowledges that certain consents and waivers with respect to the transactions contemplated by this Agreement may be required from parties to the Contracts listed in the Seller Disclosure Schedule and that such consents and waivers have not been obtained. Buyer agrees that Seller shall not have any liability whatsoever to Buyer arising out of or relating to the failure to obtain any consents or waivers that may be required in connection with the transactions contemplated by this Agreement or because of the termination of any Contract as a result thereof, so long as Seller uses commercially reasonable efforts to obtain such consents; provided, however, that such efforts shall not include any requirement of Seller or any of its Affiliates (including the Company) to expend money, commence, defend or participate in any litigation or offer or grant any accommodation (financial or otherwise) to any third party. Buyer further agrees that no representation, warranty or covenant of Seller contained herein shall be breached or deemed breached, and no condition shall be deemed not satisfied, as a result of (a) the failure to obtain any such consent or waiver, (b) any such termination or (c) any lawsuit, action, proceeding or investigation commenced or threatened by or on behalf of any person arising out of or relating to the failure to obtain any such consent or any such termination, so long as Seller uses its commercially reasonable efforts to obtain the necessary consent, waiver and to avoid such events; provided, however, that such efforts shall not include any requirement of Seller or any of its Affiliates (including the Company) to expend money, commence, defend or participate in any litigation or offer or grant any accommodation (financial or otherwise) to any third party. Prior to the Closing, Seller shall, and shall cause the Company to, cooperate with Buyer, upon the request of Buyer, in any reasonable manner in connection with Buyer’s attempt to obtain any such consents and waivers; provided, however, that such cooperation shall not include any requirement of Seller or any of its Affiliates (including the Company) to expend money, commence, defend or participate in any litigation or offer or grant any accommodation (financial or otherwise) to any third party.  Immediately after the execution and delivery hereof, each of Seller, as sole stockholder of the Company, and Buyer, as sole stockholder of Sub, shall approve and adopt this Agreement.

SECTION 8.02            Cooperation. Buyer and Seller shall cooperate with each other, and shall cause their officers, employees, agents, auditors and representatives to cooperate with each other, for a period of 60 days after the Closing to ensure the orderly transition of the Company from Seller to Buyer and to minimize any disruption to the respective businesses of Seller, Buyer and the Company that might result from the transactions contemplated hereby. After the Closing, upon reasonable written notice, Buyer and Seller shall furnish or cause to be furnished to each other and their employees, counsel, auditors and representatives access, during normal business hours, to such information and assistance relating to the Company as is reasonably necessary for financial reporting and accounting matters, the preparation and filing of any Tax Returns or the defense of any Tax claim or assessment. Each party shall reimburse the other for reasonable out-of-pocket costs and expenses incurred in assisting the other pursuant to this Section 8.02. Neither party shall be required by this Section 8.02 to take any action that would unreasonably interfere with the conduct of its business or unreasonably disrupt its normal operations (or, in the case of Buyer, the business or operations of the Company).

SECTION 8.03            Publicity. Seller and Buyer agree that, from the date hereof through the Closing Date, no public release or announcement concerning the transactions contemplated hereby shall be issued by either party without the prior consent of the other party (which consent shall not be unreasonably withheld, conditioned or delayed), except as such release or announcement may be required by law or the rules or regulations of any United States or foreign securities exchange, in which case the party required to make the release or announcement shall allow the other party reasonable time to comment on such release or announcement in advance of such issuance.  Following the Closing, Buyer and Seller shall cooperate and reasonably agree on one or more press releases related to the Merger which shall be issued within a timely manner.

SECTION 8.04            Reasonable Best Efforts. Subject to the terms and conditions of this Agreement (including the provisions set forth in Sections 8.01 and 8.05), each party shall use its reasonable best efforts to cause the Closing to occur.  Without limiting the foregoing or the provisions set forth in Section 8.05, Buyer and Seller shall use its respective reasonable best efforts to cause the Closing to occur as promptly as practicable after the date hereof.  Each of Seller and Buyer shall not, and shall not permit any of its respective Affiliates to, take any action that would, or that could reasonably be expected to, result in any of the conditions set forth in Article III not being satisfied (including the condition in Section 3.02(g)).  To the extent the Company or Sub is required to perform any obligation hereunder at or prior to the Effective Time, Seller shall cause the Company, and Buyer shall cause Sub, to perform any such obligation.  From and after the Effective Time, to the extent the Company is required to perform any obligation hereunder, Buyer shall cause the Company to perform any such obligation.

SECTION 8.05            Antitrust Notification and Other Regulatory Filings. Each of Seller and Buyer shall as promptly as practicable, but in no event later than five business days following the execution and delivery of this Agreement, file with the United States Federal Trade Commission (the “FTC”) and the United States Department of Justice (the “DOJ”) the notification and report form, if any, required for the transactions contemplated hereby.  Any such notification and report form and supplemental information shall be in compliance in all material respects with the requirements of the HSR Act and all Applicable Laws.  Each of Buyer and Seller shall furnish to the other such necessary information and reasonable assistance as the other may request in connection with its preparation of any filing or submission that is necessary under the HSR Act. Seller and Buyer shall keep each other apprised of the status of any communications with, and any inquiries or requests for additional information from, the FTC and the DOJ and shall comply with any such inquiry or request as promptly as practicable, but in no event later than five business days after receipt of such inquiry or request.  Each of Seller and Buyer shall use its reasonable best efforts to obtain any clearance required under the HSR Act for the Merger, the Share Issuance and the Warrant Issuance.

SECTION 8.06            Records. (a) As soon as practicable on or after the Closing Date but in no event later than 45 days after the Closing Date, Seller shall deliver or cause to be delivered to Buyer all material original agreements, documents, books, records and files, including records and files stored on computer disks or tapes or any other storage medium (collectively, “Records”), if any, in the possession or control of Seller and its subsidiaries (other than the Company) relating to the Company Property or the business and operations of the Company to the extent not then in the possession of the Company, subject to the following exceptions:

(i)           Buyer recognizes that certain Records may contain incidental information relating to the Company or may relate primarily to subsidiaries or divisions of Seller other than the Company and that Seller may retain such Records and shall provide copies of the relevant portions thereof to Buyer;

(ii)          Seller may retain all Records prepared in connection with the Merger, the Share Issuance, the Warrant Issuance and the consummation of the other transactions contemplated hereby; and

(iii)         Seller may retain any Tax Returns (in which case Seller shall retain such Tax Returns and any supporting documentation for a period of six (6) years), and Buyer shall be provided with copies of such Tax Returns only to the extent that they relate to the Company’s separate returns or separate Tax liability.

(b)         After the Closing, upon reasonable written notice, Buyer and Seller agree to furnish or cause to be furnished to each other and their representatives, employees, counsel and accountants access, during normal business hours, to such information (including Records pertinent to the Company) and assistance relating to the Company as is reasonably necessary for financial reporting and accounting matters, the preparation and filing of any Tax Returns or the defense of any Tax claim or assessment; provided, however, that such access does not unreasonably disrupt the normal operations of Seller, Buyer or the Company or cause the loss of any attorney-client privilege.

SECTION 8.07            Support Services. Seller and its Affiliates provide the Company with certain support services (“Support Services”) as listed in Section 4.18 of the Seller Disclosure Schedule.  Buyer acknowledges that, except to the extent provided in the Transition Services Agreement or the Commercial Agreements, all Support Services will be terminated as of the Closing Date.

SECTION 8.08            Tax Matters.  The parties intend the Merger to qualify as a “reorganization” under Section 368(a) of the Code.  Each party and its affiliates shall use reasonable best efforts to cause the Merger to so qualify, to file all Tax Returns consistent with, and take no position inconsistent with, such treatment unless required to do so by Applicable Law, and, with respect to Seller, to obtain the opinion of counsel to Seller to the effect that the Merger will be treated for U.S. Federal income tax purposes as a “reorganization” under Section 368(a) of the Code.  For purposes of the tax opinion described in Section 3.02(g) of this Agreement, Buyer and Sub, on the one hand, and Seller and the Company, on the other hand, shall provide customary officer’s certificates substantially in the forms attached hereto as Exhibit E and Exhibit F, each dated as of the Closing Date and effective as of the Effective Time and signed by an officer of each of Buyer and Sub and Seller and the Company, respectively, and counsel to Seller shall be entitled to rely upon such officer’s certificates for purposes of rendering its tax opinion.  From and after the date hereof, and also from and after the Closing Date, each of Buyer and Seller and each of their respective Affiliates shall not take any action and shall not fail to take any action or suffer to exist any condition which action or failure to act or condition would prevent, or would be reasonably likely to prevent (together, any “Action”), the Merger from qualifying as a “reorganization” under Section 368(a) of the Code, including but not limited to any Action that would prevent the Merger from qualifying under the "continuity of business enterprise" requirement for a "reorganization" as provided in Treasury Regulation section 1.368-1(d); or any Action that would prevent the Merger from qualifying under the “substantially all” requirement for a reorganization as provided in Treasury Regulation section 1.368-2(j)(3)(iii).  Seller, Buyer, the Company and Sub hereby adopt this Agreement as a plan of reorganization within the meaning of Treasury Regulation sections 1.368-2(g) and 1.368-3(a).

SECTION 8.09            Non-Solicitation.  (a) For a period of two (2) years from and after the Closing, Seller shall not, and shall cause each of its Affiliates and subsidiaries not to, directly or indirectly, (i) solicit, recruit or hire any employee of Buyer or any of its subsidiaries or Affiliates (including the Company) or (ii) solicit or encourage any employee of Buyer or any of its subsidiaries or Affiliates (including the Company) to leave the employment of Buyer or any of its subsidiaries or Affiliates (including the Company).  The foregoing covenant shall not be deemed breached by general solicitations of employment placed in newspapers or on internet websites so long as such general solicitations are not targeted at Buyer’s employees.

(b)          For a period of two (2) years from and after the Closing, Buyer shall not, and shall cause each of its Affiliates and subsidiaries not to, directly or indirectly, (i) solicit, recruit or hire any employee of Seller or any of its subsidiaries or Affiliates or (ii) solicit or encourage any employee of Seller or any of its subsidiaries or Affiliates to leave the employment of Seller or any of its subsidiaries or Affiliates. The foregoing covenant shall not be deemed breached by general solicitations of employment placed in newspapers or on internet websites so long as such general solicitations are not targeted at Seller’s employees.

(c)          Notwithstanding any other provision of this Agreement, it is understood and agreed that the remedy of indemnification pursuant to Article XI and other remedies at law may be inadequate in the case of any breach of the covenants contained in Sections 8.09(a) and 8.09(b).  Each of Buyer and Seller shall be entitled to equitable relief, including the remedy of specific performance, with respect to any breach or attempted breach of such covenants.  If any court of competent jurisdiction shall hold that the restrictions contained in this Section 8.09 are unreasonable or unenforceable, such restrictions shall be deemed to be reduced, but only to the limited extent necessary, in the opinion of said court, to make them reasonable or enforceable, as applicable.

SECTION 8.10            Non-Competition.  (a) For a period of two (2) years from and after the Closing, Seller shall not, and shall cause each of its Affiliates and subsidiaries not to, directly or indirectly, engage in any business that creates residual values for use in the automotive leasing industry (a “Competing Business”); provided, however, that nothing in this Section 8.10 shall prevent or restrict Seller or its Affiliates from any of the following: (i) acquiring (by purchase, merger or in any other manner) another person or any assets or any securities or any indebtedness of another person that is engaged in a Competing Business, or being acquired (through merger, purchase or other manner) by a person engaged in a Competing Business (any of the foregoing, a “Competing Business Acquisition”); (ii) exercising any or all of its rights pursuant to and in accordance with Section 3.3 of the Residual Data License Agreement (including with respect to the Non-Performance License (as defined therein)); (iii) owning a passive equity interest in a private debt or equity investment fund in which the Seller does not have the ability to control or exercise any managerial influence over such fund; or (iv) any activity consented to in a prior writing by Buyer.

(b)          For a period of two (2) years from and after the Closing, Seller shall provide Buyer with written notice within four (4) business days of a Competing Business Acquisition.

ARTICLE IX

Employee and Related Matters

SECTION 9.01            Employee Benefits.  (a) Buyer agrees that each employee of the Company located in the United States who continues employment with Buyer, the Company or any of Buyer’s subsidiaries after the Closing Date (a “Continuing Employee”) shall be provided with (i) for a period extending until the earlier of the termination of such Continuing Employee’s employment with such entities or the first anniversary of the Closing Date, with salary and bonus levels that are not less favorable than the salary and bonus levels provided by the Company to such Continuing Employee immediately prior to the date of this Agreement and as further described on Section 9.01 of the Seller Disclosure Schedule (except to the extent that such levels are decreased by Buyer after the Closing pursuant to an across the board reduction in salary and/or bonus levels that applies to substantially all employees of Buyer), and (ii) for a period extending until the earlier of the termination of such Continuing Employee’s employment with such entities or December 31, 2011, with benefits that are, in the aggregate, not materially less favorable than the benefits provided by the Company to such Continuing Employee immediately prior to the date of this Agreement pursuant to the Company Benefit Plans set forth on Section 4.14(a) of the Seller Disclosure Schedule and as in effect on the date hereof.  Buyer also agrees to take the actions set forth on Section 9.01 of the Seller Disclosure Schedule.

(b)          Buyer shall ensure that, as of the Closing Date and subject to the terms and conditions of Buyer’s benefits plans, each Continuing Employee receives full credit (for all purposes, including eligibility to participate, vesting, vacation entitlement and severance benefits, but excluding benefit accrual and excluding with respect to equity awards) for service with the Company (or predecessor employers to the extent the Company provides such past service credit under its employee benefit plans) under each of the comparable employee benefit plans, programs and policies of Buyer, the Company or the relevant subsidiary, as applicable, in which such Continuing Employee becomes a participant; provided, however, that no such service recognition shall result in any duplication of benefits.  As of the Closing Date, Buyer shall, or shall cause the Company or relevant subsidiary to, credit to Continuing Employees the amount of vacation time that such employees had accrued under any applicable Company Employee Plan as of the Closing Date.  With respect to each health or welfare benefit plan maintained by Buyer, the Company or the relevant subsidiary for the benefit of any Continuing Employees, Buyer shall, subject only to any required approval of the applicable insurance provider (if any) (i) cause to be waived any eligibility waiting periods, any evidence of insurability requirements (other than for supplemental spousal maintenance) and the application of any pre-existing condition limitations under such plan, and (ii) cause each Continuing Employee to be given credit under such plan for all amounts paid by such Continuing Employee under any similar Company Employee Plan for the plan year that includes the Closing Date for purposes of applying deductibles, co-payments and out-of-pocket maximums as though such amounts had been paid in accordance with the terms and conditions of the applicable plan maintained by Buyer, the Company or the relevant subsidiary, as applicable, for the plan year in which the Closing Date occurs.

(c)          Effective no later than the day immediately preceding the Closing, the Company’s participation in any and all plans intended to include a Code Section 401(k) arrangement of the Seller (the “Seller 401(k) Plans”) shall be terminated (such termination may be subject to the Closing).  Seller shall provide Buyer with evidence that the Company’s participation in such Seller 401(k) Plan(s) has been terminated (effective as of the day immediately preceding the Closing but may be made subject to the Closing) pursuant to resolutions of Seller’s Board of Directors.  The form and substance of such resolutions shall be subject to reasonable review and approval of Buyer.

(d)          Effective no later than the day immediately preceding the Closing, the Company’s participation in any and all group severance, separation or salary continuation plans, programs or arrangements (the “Seller Employee Plans”) shall be terminated.

(e)          It is understood that Seller shall be entitled to pursue equitable relief, including the remedy of specific performance, pursuant to Section 15.04, with respect to any breach of Section 9.01(a) by Buyer.  In the event of a breach by Buyer of Section 9.01(a), to the extent that a court of competent jurisdiction declines to award specific performance to Seller for a breach by Buyer of Section 9.01(a), it is agreed that the damages suffered by Seller due to a breach by Buyer of Section 9.01(a) shall be equal to the amount of salary and bonus that Buyer did not pay to the Continuing Employees in breach of Section 9.01(a), and Seller shall be entitled to indemnification for such damages (and for reasonable attorney’s fees incurred by Seller in connection with pursuing equitable relief for such losses and damages) in accordance with Article XI (and without regard to any deductible).

ARTICLE X

Further Assurances

SECTION 10.01            Further Assurances. From time to time, as and when requested by either party hereto, the other party shall execute and deliver, or cause to be executed and delivered, all such documents and instruments and shall take, or cause to be taken, all such further or other actions (subject to the provisions of Sections 8.01, 8.04 and 8.05), as such other party may reasonably deem necessary or desirable to consummate the transactions contemplated by this Agreement or the Other Transaction Documents.

ARTICLE XI

Indemnification

SECTION 11.01            Tax Indemnification. (a) Seller shall indemnify Buyer and its Affiliates (including the Company) and each of their respective officers, directors, employees, stockholders, agents and representatives and hold them harmless from (i) all liability for Taxes (and any related Losses) of the Company for the Pre-Closing Tax Period (which for the avoidance of doubt shall include any Taxes attributable to the distribution of the Excluded Assets), (ii) all liability as a result of Treasury Regulation § 1.1502 6(a) for Taxes of Seller or any other corporation which is or has been affiliated with Seller (other than the Company) in a Pre-Closing Tax Period, (iii) all liability for Taxes attributable to a breach by Seller of any of its representations, warranties, covenants or agreements related to Taxes under this Agreement, and (iv) 50% of the liability for Taxes in Section 12.04 of this Agreement.  Notwithstanding the foregoing, Seller shall not indemnify and hold harmless Buyer and its Affiliates, and each of their respective officers, directors, employees and agents, from any liability for Taxes attributable to any election made by Buyer under Section 336 or 338 of the Code or any action taken after the Closing by Buyer, any of its Affiliates (including the Company), or any transferee of Buyer or any of its Affiliates (other than any such action expressly required by Applicable Law or by this Agreement) (a “Buyer Tax Act”) or attributable to a breach by Buyer of its obligations under this Agreement.

(b)          Buyer shall, and shall cause the Company to, indemnify Seller and its Affiliates and each of their respective officers, directors, employees, stockholders, agents and representatives and hold them harmless from (i) all liability for Taxes of the Company for any taxable period other than a Pre-Closing Tax Period, (ii) 50% of the liability for Taxes in Section 12.04 of this Agreement and (iii) all liability for Taxes attributable to a Buyer Tax Act or to a breach by Buyer of its obligations under this Agreement.

(c)          In the case of any taxable period that includes (but does not end on) the Closing Date (a “Straddle Period”):

(i)           real, personal and intangible property and other ad valorem Taxes (“Property Taxes”) of the Company allocable to the Pre-Closing Tax Period shall be equal to the amount of such Property Taxes for the entire Straddle Period multiplied by a fraction, the numerator of which is the number of days during the Straddle Period that are in the Pre-Closing Tax Period and the denominator of which is the number of days in the Straddle Period; and

(ii)          the Taxes of the Company (other than Property Taxes) allocable to the Pre-Closing Tax Period shall be computed as if such taxable period ended as of the close of business on the Closing Date.

(d)          To the extent that an indemnification obligation under this Section 11.01 is duplicative of or overlaps with any other indemnification obligation pursuant to this Agreement, such indemnification obligations shall be read so as to allow only a single recovery and to avoid double counting for any single indemnifiable loss.

SECTION 11.02            Other Indemnification by Seller. (a) Subject to Section 11.02(b), except as relates to Taxes, for which the sole indemnification is provided in Section 11.01, Seller shall indemnify Buyer, its Affiliates (including the Company) and each of their respective officers, directors, employees, stockholders, agents and representatives against and hold them harmless from any loss, liability, claim, damage or expense (including reasonable legal fees and expenses) suffered or incurred by any such indemnified party to the extent arising from (i) any breach of any representation or warranty of Seller which survives the Closing contained in this Agreement or in any certificate delivered pursuant hereto and (ii) any breach of any covenant of Seller contained in this Agreement requiring performance prior to the Closing Date.

(b)          Seller shall not have any liability under Section 11.02(a)(i) above:

(i)           unless the aggregate of all losses, liabilities, costs and expenses relating thereto for which Seller would, but for this clause (i), be liable exceeds on a cumulative basis an amount equal to $450,000, and then only to the extent of any such excess; provided, however, that in no event shall the liability of Seller under Section 11.02(a) exceed an amount equal to $11,000,000; and provided, further, that the limitations in this clause (i) shall not apply to any Losses resulting from a breach of the representations and warranties made in Sections 4.01 (Authority), 4.03 (The Shares), or 4.05 (Capital Stock of the Company) (together, the “Seller Fundamental Representations”);

(ii)          for any losses, liabilities, costs and expenses with respect to (x) the Seller Fundamental Representations (other than the last sentence of Section 4.01) in an amount that would exceed an amount equal to $70,000,000 and (y) the last sentence of Section 4.01 in an amount that would exceed $7,500,000; or

(iii)         with respect to any matter to the extent that such matter was reflected in the calculation of the Working Capital Adjustment, if any, pursuant to Section 2.02.

SECTION 11.03            Other Indemnification by Buyer. (a) Subject to Section 11.03(b), except as relates to Taxes, for which the sole indemnification is provided in Section 11.01, Buyer shall, and shall cause the Company to, indemnify Seller, its Affiliates and each of their respective officers, directors, employees, stockholders, agents and representatives against and hold them harmless from any loss, liability, claim, damage or expense (including reasonable legal fees and expenses) suffered or incurred by any such indemnified party to the extent arising from (i) any breach of any representation or warranty of Buyer which survives the Closing contained in this Agreement or in any certificate delivered pursuant hereto, or (ii) any breach of any covenant of Buyer contained in this Agreement requiring performance prior to the Closing Date.

(b) Buyer shall not have any liability under Section 11.03(a)(i) above:

(i)           unless the aggregate of all losses, liabilities, costs and expenses relating thereto for which Seller would, but for this clause (i), be liable exceeds on a cumulative basis an amount equal to $450,000, and then only to the extent of any such excess; provided, however, that in no event shall the liability of Buyer under Section 11.03(a) exceed an amount equal to $11,000,000; and provided, further, that the limitations in this clause (i) shall not apply to any Losses resulting from a breach of the representations and warranties made in Section 6.01 (Authority), Section 6.05 (Availability of Consideration), or Section 3.3 (Capitalization) of the Financing Agreement, as incorporated by reference into this Agreement pursuant to Section 6.06 (Financing Agreement Representations) (together, the “Buyer Fundamental Representations”);

(ii)          for any losses, liabilities, costs and expenses with respect to the Buyer Fundamental Representations in an amount that would exceed an amount equal to $70,000,000; or

(iii)         with respect to any matter to the extent that such matter was reflected in the calculation of the Working Capital Adjustment, if any, pursuant to Section 2.02.

SECTION 11.04            Limitations on Indemnification; Cooperation. (a) Notwithstanding any provision herein, neither Seller nor Buyer shall in any event be liable to the other party or its Affiliates, officers, directors, employees, stockholders, agents or representatives on account of any indemnity obligation set forth in Section 11.02 or 11.03 for any indirect, consequential, special, incidental or punitive damages.  Buyer and Seller shall cooperate with each other with respect to resolving any claim or liability with respect to which one party is obligated to indemnify the other party hereunder including by making commercially reasonable efforts to mitigate or resolve any such claim or liability.

(b)          Each of Buyer and Seller acknowledges and agrees that, (i) other than the representations and warranties of Buyer or Seller specifically contained in this Agreement, there are no representations or warranties of Buyer or Seller either expressed or implied with respect to the transactions contemplated hereby, the Company or its respective assets, liabilities and business and (ii) it shall have no claim or right to indemnification pursuant to this Article XI with respect to any information, documents or materials furnished by Buyer or Seller or any of its officers, directors, employees, agents or advisors to the other party, including any information, documents or material made available to a party in certain “data rooms”, management presentations or any other form in expectation of the transactions contemplated hereby.  Each of Buyer and Seller also acknowledges and agrees that in connection with the transactions contemplated hereby, it has received certain estimates, projections, forecasts and similar forward-looking statements relating to the future operating and financial performance of the other party (including, as to Seller, the Company) and no representation or warranty is being made by or on behalf of either party with respect to such matters.

(c)          No party shall have any right to indemnification under this Article XI to the extent of any Losses to the extent (and only to the extent) such Losses (i) arise to any material respect out of any action or knowing inaction of such party; (ii) arise solely out of changes after the Closing Date in Applicable Law or interpretations or applications thereof; or (iii) are duplicative of Losses that have previously been recovered hereunder.  No indemnified party shall have any right to assert any claim against any indemnifying party with respect to any Loss, cause of action or other claim to the extent such Loss is a Loss, cause of action or claim with respect to which such indemnified party or any of its Affiliates has taken action (or caused action to be taken) with the primary intent of accelerating the time period in which such matter is asserted or payable in order to cause a claim to be made prior to the applicable expiration date set forth in Section 11.06.

SECTION 11.05            Losses Net of Insurance, etc.  The amount of any loss, liability, claim, damage, expense or Tax for which indemnification is provided under this Article XI shall be net of any amounts recovered or recoverable by the indemnified party under insurance policies with respect to such loss, liability, claim, damage, expense or Tax (collectively, a “Loss”) and shall be (a) increased to take account of any net Tax cost actually realized by the indemnified party arising from the receipt of indemnity payments hereunder (grossed up for such increase) and (b) reduced to take account of any net Tax benefit (including as a result of any basis adjustment) actually realized by the indemnified party arising from the incurrence or payment of any such Loss. In computing the amount of any such Tax cost or Tax benefit, the indemnified party shall be deemed to recognize all other items of income, gain, loss, deduction or credit before recognizing any item arising from the receipt of any indemnity payment hereunder or the incurrence or payment of any indemnified Loss. Any indemnity payment under this Agreement shall be treated as an adjustment to the purchase price for Tax purposes, unless a final determination (which shall include the execution of a Form 870 AD or successor form) with respect to the indemnified party or any of its Affiliates causes any such payment not to be treated as an adjustment to the purchase price for United States Federal income Tax purposes.

SECTION 11.06            Termination of Indemnification. The obligations to indemnify and hold harmless a party hereto (a) pursuant to Section 11.01, shall terminate at the time the applicable statutes of limitations with respect to the Tax liabilities in question expire (giving effect to any extension thereof), (b) pursuant to Sections 11.02(a)(i) and 11.03(a)(i), shall terminate when the applicable representation or warranty terminates pursuant to Article XIV and (c) pursuant to the other clauses of Sections 11.02 and 11.03 shall not terminate; provided, however, that as to clauses (a) and (b) above such obligations to indemnify and hold harmless shall not terminate with respect to any item as to which the person to be indemnified or the related party thereto shall have, before the expiration of the applicable period, previously made a claim by delivering a notice of such claim (stating in reasonable detail the basis of such claim) to the indemnifying party.

SECTION 11.07            Procedures Relating to Indemnification for Third Party Claims.  (a) In order for a party (the “indemnified party”) to be entitled to any indemnification provided for under this Agreement (other than indemnification for a Tax Claim under Section 11.01 which shall be governed by Section 11.09) in respect of, arising out of or involving a claim or demand made by any third party against the indemnified party (a “Third Party Claim”), such indemnified party must notify the indemnifying party in writing (which notice shall specify in reasonable detail the events giving rise to such Third Party Claim, the amount of Losses accrued by the indemnified party or the amount of Losses that the indemnified party reasonably anticipates it will have to pay, and the specific representation, warranty or covenant on which such Third Party Claim is based), of the Third Party Claim within 10 business days after receipt by such indemnified party of written notice of the Third Party Claim; provided, however, that failure to give such notification shall not affect the indemnification provided hereunder except to the extent the indemnifying party shall have been actually prejudiced as a result of such failure (except that the indemnifying party shall not be liable for any expenses incurred during the period in which the indemnified party failed to give such notice). Thereafter, the indemnified party shall deliver to the indemnifying party, promptly after the indemnified party’s receipt thereof, copies of all notices and documents (including court papers) received by the indemnified party relating to the Third Party Claim.

(b)          If a Third Party Claim is made against an indemnified party, the indemnifying party shall be entitled to participate in the defense thereof and, if it so chooses and acknowledges its obligation to indemnify the indemnified party therefor, to assume the defense thereof with counsel selected by the indemnifying party; provided that such counsel is not reasonably objected to by the indemnified party. Should the indemnifying party so elect to assume the defense of a Third Party Claim, the indemnifying party shall not be liable to the indemnified party for legal expenses subsequently incurred by the indemnified party in connection with the defense thereof. If the indemnifying party assumes such defense, the indemnified party shall have the right to participate in the defense thereof and to employ counsel (not reasonably objected to by the indemnifying party), at its own expense, separate from the counsel employed by the indemnifying party, it being understood that the indemnifying party shall control such defense. The indemnifying party shall be liable for the fees and expenses of counsel employed by the indemnified party for any period during which the indemnifying party has failed to assume the defense thereof (other than during the period prior to the time the indemnified party shall have given notice of the Third Party Claim as provided above).

(c)          If the indemnifying party so elects to assume the defense of any Third Party Claim, all of the indemnified parties shall cooperate with the indemnifying party in the defense or prosecution thereof. Such cooperation shall include the retention and (upon the indemnifying party’s request) the provision to the indemnifying party of records and information that are reasonably relevant to such Third Party Claim, and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder. Whether or not the indemnifying party shall have assumed the defense of a Third Party Claim, the indemnified party shall not admit any liability with respect to, or settle, compromise or discharge, such Third Party Claim without the indemnifying party’s prior written consent (which consent shall not be unreasonably withheld, conditioned or delayed).

SECTION 11.08            Procedures Related to Indemnification for Other Claims (Other than Tax Claims under Section 11.01). In the event any indemnified party should have a claim against any indemnifying party under Section 11.02 or 11.03 that does not involve a Third Party Claim being asserted against or sought to be collected from such indemnified party, the indemnified party shall deliver notice of such claim with reasonable promptness to the indemnifying party. The failure by any indemnified party so to notify the indemnifying party shall not relieve the indemnifying party from any liability which it may have to such indemnified party under Section 11.02 or 11.03, except to the extent that the indemnifying party demonstrates that it has been materially prejudiced by such failure.

SECTION 11.09            Procedures Relating to Indemnification of Tax Claims. (a) If a claim shall be made by any taxing authority, which, if successful might result in an indemnity payment to Buyer, one of its Affiliates or any of their respective officers, directors, employees, stockholders, agents or representatives pursuant to Section 11.01 (a “Tax Claim”), Buyer shall promptly notify Seller of such Tax Claim in writing and in reasonable detail. If notice of a Tax Claim is not given to Seller within a sufficient period of time to allow Seller to effectively contest such Tax Claim, or in reasonable detail to apprise Seller of the nature of the Tax Claim, in each case taking into account the facts and circumstances with respect to such Tax Claim, Seller shall not be liable to Buyer, any of its Affiliates or any of their respective officers, directors, employees, stockholders, agents or representatives to the extent that Seller’s position is actually prejudiced as a result thereof.

 (b)           With respect to any Tax Claim (other than a Tax Claim relating solely to Taxes of the Company for a Straddle Period), Seller shall control all proceedings taken in connection with such Tax Claim (including selection of counsel). Seller shall, however, keep Buyer informed of all developments on a timely basis and shall provide to Buyer copies of any and all correspondence received from the tax authority related to such Tax Claim.  Seller shall not settle any such Tax Claim without the prior written approval of Buyer, which shall not be unreasonably withheld, conditioned or delayed.  Seller and Buyer shall jointly control all proceedings taken in connection with any Tax Claim relating solely to Taxes of the Company for a Straddle Period.

(c)           Buyer and the Company and each of their respective Affiliates shall cooperate with Seller in contesting any Tax Claim, which cooperation shall include, without limitation, the retention and (upon Seller’s request) the provision to Seller of records and information that are reasonably relevant to such Tax Claim, and making employees available on a mutually convenient basis to provide additional information or explanation of any material provided hereunder or to testify at proceedings relating to such Tax Claim.

(d)           In no case shall Buyer or the Company or any of their respective officers, directors, employees, stockholders, agents or representatives settle or otherwise compromise any Tax Claim without Seller’s prior written consent, which consent shall not be unreasonably withheld, delayed or conditioned. Neither party shall settle a Tax Claim relating solely to Taxes of the Company for a Straddle Period without the other party’s prior written consent.

SECTION 11.10          Exclusive Remedy.  Each of Buyer and Seller further acknowledges and agrees that, should the Closing occur, its sole and exclusive remedy with respect to any and all claims relating to this Agreement (other than claims of, or causes of action arising from, fraud) shall be pursuant to the indemnification provisions set forth in this Article XI. In furtherance of the foregoing, each of Buyer and Seller hereby waives, from and after the Closing, to the fullest extent permitted under Applicable Law, any and all rights, claims and causes of action (other than claims of, or causes of action arising from, fraud) it or its Affiliates may have against the other party or its Affiliates arising under or based upon any Federal, state, local or foreign statute, law, ordinance, rule or regulation or otherwise (except pursuant to the indemnification provisions set forth in this Article XI) in connection with this Agreement.

ARTICLE XII

Tax Matters

SECTION 12.01          Responsibility for Preparation and Filing of Tax Returns and Amendments. (a) For any taxable period of the Company that includes (but does not end on) the Closing Date, Buyer shall timely prepare and file with the appropriate authorities all Tax Returns required to be filed and shall remit all Taxes due with respect to such Tax Returns; provided that Seller shall reimburse Buyer (in accordance with the procedures set forth in Section 11.01) for any amount owed by Seller pursuant to Section 11.01 with respect to any Pre-Closing Tax Period covered by such Tax Returns. All such Tax Returns shall be prepared on a basis consistent with the past practice of the Company and in a manner that does not distort taxable income (e.g., by deferring income or accelerating deductions). Buyer shall furnish such Tax Returns to Seller for its approval (which approval shall not be unreasonably delayed, withheld or conditioned) at least 30 days prior to the due date for filing such Tax Returns.  Any disagreements between Seller, on the one hand, and Buyer and the Surviving Corporation, on the other hand, shall be resolved by an independent accounting firm agreed upon by Seller, on the one hand, and Buyer and the Surviving Corporation, on the other hand, and the costs of expenses shall be borne equally by each.

(b)           For any taxable period of the Company that ends on or before the Closing Date, Seller shall timely prepare and file with the appropriate authorities all Tax Returns required to be filed, and shall pay all Taxes due with respect to such Tax Returns. To the extent that such Tax Returns relate to the Company, all such returns shall be prepared on a basis consistent with the past practice of the Company (except as otherwise required by Applicable Laws). Buyer and Seller agree to cause the Company to file all Tax Returns for the period including the Closing Date on the basis that the relevant taxable period ended as of the close of business on the Closing Date, unless the relevant taxing authority will not accept a Tax Return filed on that basis.

(c)           Seller shall be responsible for filing any amended, consolidated, combined or unitary Tax Returns for any Pre-Closing Tax Period. For those jurisdictions in which separate Tax Returns are filed by the Company, any required amended returns shall be prepared by Seller and furnished to the Company for signature and filing at least 30 days prior to the due date for filing such Tax Returns.

SECTION 12.02          Cooperation. Each of Seller, the Company and Buyer shall reasonably cooperate, and shall cause their respective Affiliates, officers, employees, agents, auditors and representatives reasonably to cooperate, in preparing and filing all Tax Returns, including maintaining and making available to each other all records necessary in connection with Taxes and in resolving all disputes and audits with respect to all taxable periods relating to Taxes. Buyer and Seller recognize that Seller and its Affiliates will need access, from time to time, after the Closing Date, to certain accounting and Tax records and information held by the Company to the extent such records and information pertain to events occurring prior to the Closing Date; therefore, Buyer agrees, and agrees to cause the Company, (a) to use their respective best efforts to properly retain and maintain such records until such time as Seller agrees that such retention and maintenance is no longer necessary, and (b) to allow Seller and its agents and representatives (and agents or representatives of any of its Affiliates), at times and dates mutually acceptable to the parties, to inspect, review and make copies of such records as Seller may deem necessary or appropriate from time to time, such activities to be conducted during normal business hours and at Seller’s expense.

SECTION 12.03          Refunds and Credits. Any refunds or credits of Taxes of the Company relating to any Pre-Closing Tax Period shall be for the account of Seller, except to the extent reflected as an asset in the calculation of the Working Capital Adjustment.  Any refunds or credits of Taxes of the Company relating to any taxable period (or portion thereof) beginning after the Closing Date shall be for the account of Buyer.  Buyer shall, if Seller so requests and at Seller’s expense, cause the Company to file for and obtain any refunds or credits to which Seller is entitled under this Section 12.03. Buyer shall permit Seller to control the prosecution of any such refund claim and, where deemed appropriate by Seller, shall cause the Company to authorize by appropriate powers of attorney such persons as Seller shall designate to represent the Company with respect to such refund claim. Buyer shall cause the Company to forward to Seller any such refund within 10 days after the refund is received (or reimburse Seller for any such credit within 10 days after the credit is allowed or applied against other Tax liability). Seller and Buyer shall treat any payments under the preceding sentence that Seller shall receive pursuant to this Section 12.03 as a purchase price adjustment, except as otherwise required by Applicable Law.  Notwithstanding the foregoing, the control of the prosecution of a claim for refund of Taxes paid pursuant to a deficiency assessed subsequent to the Closing Date as a result of an audit shall be governed by the provisions of Section 11.09.

SECTION 12.04          Transfer Taxes. All transfer, documentary, sales, use, value added, registration and other such Taxes (including all applicable real estate transfer or gains Taxes) and related fees (including any penalties, interest and additions to Tax) incurred in connection with this Agreement and the transactions contemplated hereby shall be paid 50% by Buyer and 50% by Seller, and Seller and Buyer shall each file all appropriate Tax Returns as may be required with respect to such Taxes.  Seller and Buyer shall cooperate in timely making all Tax Returns as may be required to be filed in the preceding sentence.

SECTION 12.05          FIRPTA Certificate. Seller shall deliver to Buyer, and Buyer shall deliver to Seller, at the Closing a certificate substantially similar to the certificate described in Treasury Regulations section 1.1445-2(b)(2)(iv)(B) that Seller is not a non-U.S. person.

SECTION 12.06          Activity Post Closing.

(a)           Buyer shall not, with respect to any Pre-Closing Tax Period, (i) file any amended Tax Return with respect to the Company unless otherwise required by Applicable Law; (ii) carry back any loss or other Tax attribute of the Company; or (iii) take or advocate any position with respect to Taxes of the Company that reasonably could be expected to adversely affect Seller or that would have the effect of shifting income to a Pre-Closing Tax Period unless, in each case, Seller shall have consented in writing to such action by the Buyer.  Buyer shall not file any elections under Section 338 or Section 336(e) of the Code.

(b)           Seller shall not, with respect to any Pre-Closing Tax Period, unless otherwise required by Applicable Law, take or advocate any position with respect to Taxes of the Company that would have the effect of shifting income to a taxable period other than a Pre-Closing Tax Period unless Buyer shall have consented in writing to such action by the Seller.

ARTICLE XIII

Termination

SECTION 13.01          Termination. Anything contained herein to the contrary notwithstanding, this Agreement may be terminated and the transactions contemplated hereby abandoned at any time prior to the Closing Date:

(a)           by mutual written consent of Seller and Buyer;

(b)           by Seller if any of the conditions set forth in Section 3.02 shall have become incapable of fulfillment, and shall not have been waived by Seller;

(c)           by Buyer if any of the conditions set forth in Section 3.01 shall have become incapable of fulfillment, and shall not have been waived by Buyer; or

(d)           by either party hereto, if the Closing does not occur on or prior to the date that is six months after the date hereof.

provided, however, that the party seeking termination pursuant to clause (b), (c) or (d) is not in breach in any material respect of any of its representations, warranties, covenants or agreements contained in this Agreement.

SECTION 13.02          Return of Confidential Information. If the transactions contemplated by this Agreement are terminated as provided herein:

(a)           Buyer shall return all documents and other material received from Seller, the Company or any other Affiliate of Seller relating to the transactions contemplated hereby, whether so obtained before or after the execution hereof, to Seller; and

(b)           all confidential information received by Buyer with respect to the businesses of Seller and its Affiliates (including the Company) shall be treated in accordance with the Confidentiality Agreement, which shall remain in full force and effect notwithstanding the termination of this Agreement.

SECTION 13.03          Consequences of Termination. In the event of termination by Seller or Buyer pursuant to Article XIII, written notice thereof shall forthwith be given to the other party and the transactions contemplated by this Agreement shall be terminated, without further action by either party. If this Agreement is terminated and the transactions contemplated hereby are abandoned as described in this Article XIII, this Agreement shall become void and of no further force or effect, except for the provisions of (a) Section 7.01 relating to the obligation of Buyer to keep confidential certain information and data obtained by it, (b) Section 15.03 relating to certain expenses, (c) Section 8.03 relating to publicity, (d) Section 15.10 relating to finder’s fees and broker’s fees, and (e) this Article XIII. Nothing in this Article XIII shall be deemed to release either party from any liability for any willful and material breach by such party of the terms and provisions of this Agreement or to impair the right of either party to compel specific performance by the other party of its obligations under this Agreement.

ARTICLE XIV

Survival of Representations

SECTION 14.01          Survival of Representations.  The representations, warranties, covenants and agreements made in this Agreement (in each case other than the representations and warranties relating to Taxes) shall survive the Closing solely for purposes of Sections 11.02 and 11.03 and shall terminate at the close of business on the date that is 18 months after the Closing Date, except that the Seller Fundamental Representations and the Buyer Fundamental Representations shall remain in full force and effect until the expiration of the applicable statute of limitations for asserting any claim with respect thereto. Representations and warranties relating to Taxes shall not survive the Closing.

ARTICLE XV

Miscellaneous

SECTION 15.01          Assignment. This Agreement and the rights and obligations hereunder shall not be assignable or transferable by Buyer or Seller (including by operation of law in connection with a merger, or sale of substantially all the assets, of Buyer or Seller) without the prior written consent of the other party hereto; provided, however, that no assignment shall limit or affect the assignor’s obligations hereunder.  Any attempted assignment in violation of this Section 15.01 shall be void.

SECTION 15.02          No Third Party Beneficiaries.  Except as provided in Article XI, this Agreement is for the sole benefit of the parties hereto and their permitted assigns and nothing herein expressed or implied shall give or be construed to give to any person, other than the parties hereto and such assigns, any legal or equitable rights hereunder.

SECTION 15.03          Expenses. Whether or not the transactions contemplated hereby are consummated, and except as otherwise specifically provided in this Agreement, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such costs or expenses.

SECTION 15.04          Specific Performance.  Each party to this Agreement shall be entitled to pursue equitable relief, including the remedy of specific performance, with respect to any breach or attempted breach of this Agreement by the other party.

SECTION 15.05          Amendments. No amendment, modification or waiver in respect of this Agreement shall be effective unless it shall be in writing and signed by each of the parties hereto.

SECTION 15.06          Notices. All notices or other communications required or permitted to be given hereunder shall be in writing and shall be delivered by hand or sent via e-mail or by prepaid telex, cable or telecopy or sent, postage prepaid, by registered, certified or express mail or reputable overnight courier service and shall be deemed given when so delivered by hand, sent via e-mail, telexed, cabled or telecopied, or if mailed, three days after mailing (one business day in the case of express mail or overnight courier service), as follows:

(a)           if to Buyer,

TrueCar, Inc.
225 Santa Monica Blvd, 12th Floor
Santa Monica, CA 90401
Attention:  General Counsel

with a copy to:

Wilson Sonsini Goodrich & Rosati, P.C.
650 Page Mill Road
Palo Alto, CA 94304
Attention:  Martin W. Korman, Esq., and Troy Foster, Esq.
Facsimile:  (650) 493-6811
E-mails:  mkorman@wsgr.com and tfoster@wsgr.com; and

(b)           if to Seller,

DealerTrack Data Services, Inc.
1111 Marcus Avenue
Suite M04
Lake Success, NY 11042
Attention:  Gary Papilsky
Facsimile:  (516) 908-4958
E-mail:  gary.papilsky@dealertrack.com

with a copy to:

O’Melveny & Myers LLP
Times Square Tower
7 Times Square
New York, NY 10036
Attention: Paul Scrivano, Esq.
Facsimile: (212) 326-2061
E-mail: pscrivano@omm.com

SECTION 15.07          Interpretation; Exhibits and the Seller Disclosure Schedule;  Definitions. (a) The headings contained in this Agreement, in the Seller Disclosure Schedule, in any Exhibit or Schedule hereto and in the table of contents to this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Any matter set forth in any provision, subprovision, section or subsection of the Seller Disclosure Schedule shall be deemed set forth for all purposes of the Seller Disclosure Schedule to the extent readily apparent from the face of such disclosure. The Seller Disclosure Schedule and all Exhibits and Schedules annexed hereto or referred to herein are hereby incorporated in and made a part of this Agreement as if set forth in full herein.  Each party has participated in the drafting of this Agreement and there shall be no presumption of construing ambiguity against the drafting person of this Agreement or any provision hereof.  Any capitalized terms used in the Seller Disclosure Schedule or any Exhibit or Schedule annexed hereto but not otherwise defined therein, shall have the meaning as defined in this Agreement.  As used in this Agreement, the words “include”, “includes” or “including” shall be deemed followed by the words “without limitation”.  As used in this Agreement, the word “or” shall not be exclusive.

(b)           For all purposes hereof

“Affiliate” means, with respect to any specified person, any other person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified person; and for the purposes of this definition, “control” when used with respect to any specified person means the power to direct the management and policies of such person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise; and the terms “controlling” and “controlled” have meanings correlative to the foregoing.

“business” means, when such term is used with respect to the Company, the business of the Company, excluding any business or operations relating to the Excluded Assets.

“business day” means any day, other than a Saturday, Sunday or other day on which commercial banks in New York City are permitted or required to close.

“Commercial Agreements” shall have the meaning set forth on Section 15.07(b) of the Seller Disclosure Schedule.

“Company Intellectual Property” means any Intellectual Property that is owned by,  exclusively licensed to, or held in the name of, the Company.

“Company Registered Intellectual Property” means all of the Registered Intellectual Property owned by, or filed in the name of, the Company.

“Company Technology” means all Technology of the Company existing as of the Closing, including but not limited to (i) all Technology used in or necessary for the operation of the business of the Company, (ii) the Technology or software constituting the Products, and (iii) all Technology owned by or held in the name of the Company or otherwise leased or licensed to the Company.  To the extent that any software constitutes Company Technology, all versions of such software and from which such software was derived, in both source and object code form, shall be included as Company Technology.

“GAAP” means United States generally accepted accounting principles.

“Initial Closing” shall have the meaning assigned to such term in the Financing Agreement.

“Intellectual Property” means any or all of the following and all rights in, arising out of, or associated therewith: (i) all United States, international and foreign patents and applications therefor and all reissues, divisions, renewals, extensions, provisionals, continuations and continuations-in-part thereof (“Patents”); (ii) all copyrights, copyrights registrations and applications therefor, and all other rights corresponding thereto throughout the world (“Copyrights”); (iii) all industrial designs and any registrations and applications therefor throughout the world; (iv) all trade names, logos, common law trademarks and service marks, trademark and service mark registrations and applications therefor throughout the world (“Trademarks”); (v) all domain names; (vi) all moral and economic rights of authors and inventors, however denominated, throughout the world; and (vii) any similar or equivalent rights to any of the foregoing anywhere in the world.

“Material Adverse Effect” means, with respect to the Company, a material adverse effect on the business, financial condition or results of operations of the Company taken as a whole; provided, however, that none of the following shall be taken into account in determining whether there has been or will be a Material Adverse Effect: (i) events, changes or developments relating to or arising or resulting from (a) legal, regulatory or political requirements or conditions, or financial or credit markets, of or in the United States or elsewhere in the world in general, (b) the industry in which the Company operates in general and the markets (including geographic, products and services segments) in which each of the Company conducts its business or (c) the automotive industry (and/or segments thereof), including the industries engaged in the sale and/or leasing of automobiles; (ii) events, changes or developments relating to or arising or resulting from the Merger or the other transactions contemplated by this Agreement or the Other Transaction Documents, or the announcement or pendency of this Agreement or the Other Transaction Documents; or (iii) any changes in Applicable Laws, GAAP or other accounting standards.

“Open Source Code” means any software that is distributed as “free software” or “open source software” or is otherwise distributed publicly in source code form under license terms that permit modification and redistribution of such software.  Open Source Code includes, without limitation, software that is licensed under the GNU General Public License, GNU Lesser General Public License, Mozilla License, Common Public License, Apache License, BSD License, Artistic License, or Sun Community Source License.

“Other Transaction Documents” means the Transaction Documents other than this Agreement.

“Owned Company Intellectual Property” means the Company Intellectual Property that is owned by the Company.

“Parent” shall mean DealerTrack Holdings, Inc., a Delaware corporation.

“person” means any individual, firm, corporation, partnership, limited liability company, trust, joint venture, Governmental Entity or other entity.

“Prime Rate” means the rate of interest from time to time publicly announced by Citibank, N.A. in its New York office as its prime or base rate, calculated on the basis of the actual number of days elapsed over 365.

“Products” means all products and services developed, manufactured, supported, marketed, distributed, licensed, sold, imported for resale, conveyed, or otherwise made available by or on behalf of the Company.

“Registered Intellectual Property” means all United States, international and foreign: (i) patents and patent applications (including provisional applications); (ii) registered trademarks, applications to register trademarks, intent-to-use applications, or other registrations or applications related to trademarks; (iii) registered domain names; (iv) registered copyrights and applications for copyright registration; and (v) any other Intellectual Property that is the subject of an application, certificate, filing, registration or other document issued, filed with, or recorded by any Governmental Entity.

“Residual Data License Agreement” shall have the meaning set forth on Schedule 15.07(b) of the Seller Disclosure Schedule.

“Shrink-Wrap Software” means generally commercially available software code licensed on standard, non-negotiable terms which is made available to the public for less than $30,000 in aggregate annual fees per title.

“Specified Cash Amount” means an amount equal to (x) the Gross Proceeds (provided, however, that if the Gross Proceeds shall be more than $42,500,000, then the “Gross Proceeds” shall mean exactly $42,500,000), multiplied by (y) a fraction, of which 15 shall be the numerator and 85 shall be the denominator.

“Subsequent Closing” shall have the meaning assigned to such term in the Financing Agreement.

“Technology” means all tangible items related to, constituting, disclosing or embodying technology, information, know how, show how, techniques, design rules, trade secrets, inventions (whether or not patented or patentable), algorithms, routines, models, methodologies, software, computer programs (whether source code or object code), firmware, development tools, files, compilations, including any and all data and collections of data, databases, works of authorship, processes, prototypes, schematics, test methodologies, development work and tools and all user documentation.

“Transaction Documents” means this Agreement, the Warrant, the Transition Services Agreement, the Commercial Agreements and all other agreements, certificates, instruments, documents and writings delivered in connection with this Agreement.

“Transition Services Agreement” means the Transition Services Agreement dated as of the Closing Date in the form attached hereto as Exhibit B.

“WARN Act” or “WARN” means the Worker Adjustment and Retraining Notification Act.

(c)          The following terms have the meanings given such terms in the Sections set forth below:

Term	Section
Accounting Firm	SECTION 2.02(a)(iii)
Affiliate	SECTION 15.07(b)
Agreement	Preamble
Applicable Laws	SECTION 4.16(a)
Applicable Number	SECTION 1.07(c)
Balance Sheet	SECTION 4.07
Bankruptcy and Equity Exception	SECTION 4.01
business	SECTION 15.07(b)
business day	SECTION 15.07(b)
Buyer	Preamble
Buyer Common Stock	SECTION 6.05
Buyer Disclosure Schedule	ARTICLE VI
Buyer Fundamental Representations	SECTION 11.03(b)(i)

Buyer Material Adverse Effect	SECTION 3.02(g)
Buyer Shares	SECTION 1.07(c)
Buyer Tax Act	SECTION 11.01(a)
CERCLA	SECTION 4.16(b)
Certificate of Merger	SECTION 1.03
Closing	SECTION 2.01
Closing Date	SECTION 2.01
Closing Working Capital	SECTION 2.02(a)(i)
Code	SECTION 4.08(a)(iii)
Commercial Agreements	SECTION 15.07(b)
Company	Preamble
Company Benefit Plans	SECTION 4.14(a)
Company Common Stock	Recitals
Company Intellectual Property	SECTION 15.07(b)
Company IP Contracts	SECTION 4.12(f)
Company Privacy Policy	SECTION 4.11(k)
Company Property	SECTION 4.10
Company Registered Intellectual Property	SECTION 15.07(b)
Company Technology	SECTION 15.07(b)
Competing Business	SECTION 8.10
Confidentiality Agreement	SECTION 7.01
Consideration	SECTION 1.07(c)
Continuing Employee	SECTION 9.01(a)
Contracts	SECTION 4.12
control, controlled and controlling	SECTION 15.07(b)
Current Liabilities	SECTION 2.02(c)
Current Assets	SECTION 2.02(c)
DGCL	SECTION 1.01
DOJ	SECTION 8.05
Effective Time	SECTION 1.03
Environmental Laws	SECTION 4.16(b)
ERISA	SECTION 4.14(a)
ERISA Affiliate	SECTION 4.14(b)
Excluded Assets	SECTION 1.02
Financial Statements	SECTION 4.07
Financing Agreement	Recitals
FTC	SECTION 8.05
GAAP	SECTION 15.07(b)
Governmental Entity	SECTION 3.01(b)
gross cash proceeds	SECTION 5.04
Gross Proceeds	SECTION 3.02(f)
Hazardous Substances	SECTION 4.16(b)
HSR Act	SECTION 3.01(c)
Inbound IP Contracts	SECTION 4.12(f)
indemnified party	SECTION 11.07(a)
Initial Closing	SECTION 15.07(b)

Intellectual Property	SECTION 15.07(b)
Lease Agreement	SECTION 4.10(a)
Leased Property	SECTION 4.10(a)
Liens	SECTION 4.02
Loss	SECTION 11.05
Material Adverse Effect	SECTION 15.07(b)
Maximum Payment	SECTION 5.04
Merger	Recitals
Names	SECTION 7.02
New Money	SECTION 3.02(f)
Notice of Disagreement	SECTION 2.02(a)(ii)
Open Source Code	SECTION 15.07(b)
Other Transaction Documents	SECTION 15.07(b)
Outbound IP Contracts	SECTION 4.12(f)
Owned Property	SECTION 4.10
Parent	SECTION 15.07(b)
Permitted Liens	SECTION 4.09
Per Share Price	SECTION 1.07(c)
person	SECTION 15.07(b)
Pre-Closing Tax Period	SECTION 4.08(a)(ii)
Prime Rate	SECTION 15.07(b)
Products	SECTION 15.07(b)
Property Taxes	SECTION 11.01(c)(i)
PTO	SECTION 4.11(a)(ii)
Records	SECTION 8.06(a)
Registered Intellectual Property	SECTION 15.07(b)
Release	SECTION 4.16(b)
Required Stock	SECTION 6.05
Seller	Preamble
Seller 401(k) Plans	SECTION 9.01(d)
Seller Accounting Policies	SECTION 2.02(c)
Seller Disclosure Schedule	ARTICLE IV
Seller Employee Plans	SECTION 9.01(d)
Seller Fundamental Representations	SECTION 11.02(b)(i)
Share Issuance	SECTION 1.07(c)
Shares	SECTION 4.05
Shrink-Wrap Software	SECTION 15.07(b)
Specified Cash Amount	SECTION 15.07(b)
Specified Shares	SECTION 5.04
Statement	SECTION 2.02(a)(i)
Straddle Period	SECTION 11.01(c)
Sub	Preamble
Subsequent Closing	SECTION 15.07(b)
Support Services	SECTION 8.07
Surviving Corporation	SECTION 1.01
Tax	SECTION 4.08(a)(i)

Tax Claim	SECTION 11.09
Taxes	SECTION 4.08(a)(i)
Tax Returns	SECTION 4.08(a)(iv)
Technology	SECTION 15.07(b)
Termination Date	SECTION 5.04
Third Party Claim	SECTION 11.07(a)
Threshold	SECTION 5.04
Transaction Documents	SECTION 15.07(b)
Transfer Documents	SECTION 2.01
Transition Services Agreement	SECTION 15.07(b)
WARN Act	SECTION 15.07(b)
Warrant	SECTION 1.07(c)
Warrant Issuance	SECTION 1.07(c)
WC Amount	SECTION 2.02(b)
Working Capital	SECTION 2.02(c)
Working Capital Adjustment	SECTION 2.02(b)
Working Capital Estimate	SECTION 2.01

SECTION 15.08          Counterparts. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement, and shall become effective when one or more such counterparts have been signed by each of the parties and delivered to the other party.

SECTION 15.09          Entire Agreement. This Agreement, the other Transaction Documents and the Confidentiality Agreement contain the entire agreement and understanding between the parties hereto with respect to the subject matter hereof and supersede all prior agreements and understandings relating to such subject matter. Neither party shall be liable or bound to any other party in any manner by any representations, warranties or covenants relating to such subject matter except as specifically set forth herein, in the other Transaction Documents or in the Confidentiality Agreement.

SECTION 15.10          Fees. Each party hereto hereby represents and warrants that (a) the only brokers or finders that have acted for such party in connection with this Agreement or the transactions contemplated hereby or that may be entitled to any brokerage fee, finder’s fee or commission in respect thereof are Evercore Group L.L.C. with respect to Seller and Allen & Company with respect to Buyer and (b) each party shall pay all fees or commissions which may be payable to the firm so named with respect to such party.

SECTION 15.11          Severability. If any provision of this Agreement (or any portion thereof) or the application of any such provision (or any portion thereof) to any person or circumstance shall be held invalid, illegal or unenforceable in any respect by a court of competent jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision hereof (or the remaining portion thereof) or the application of such provision to any other persons or circumstances.

SECTION 15.12          Consent to Jurisdiction. Each of Buyer and Seller irrevocably submits to the exclusive jurisdiction of (a) the Court of Chancery of the State of Delaware, New Castle County, and (b) a federal court sitting in Wilmington, Delaware, for the purposes of any suit, action or other proceeding arising out of this Agreement, the other Transaction Documents or any transaction contemplated hereby. Each of Buyer and Seller agrees to commence any action, suit or proceeding relating hereto either in a federal court sitting in Wilmington, Delaware or if such suit, action or other proceeding may not be brought in such court for jurisdictional reasons, in the Court of Chancery of the State of Delaware, New Castle County.  Each of Buyer and Seller further agrees that service of any process, summons, notice or document by U.S. registered mail to such party’s respective address set forth above shall be effective service of process for any action, suit or proceeding in Delaware with respect to any matters to which it has submitted to jurisdiction in this Section 15.12.  Each of Buyer and Seller irrevocably and unconditionally waives any objection to the laying of venue of any action, suit or proceeding arising out of this Agreement or the transactions contemplated hereby in (i) the Court of Chancery of the State of Delaware, New Castle County, or (ii) a federal court sitting in Wilmington, Delaware, and hereby further irrevocably and unconditionally waives and agrees not to plead or claim in any such court that any such action, suit or proceeding brought in any such court has been brought in an inconvenient forum.

SECTION 15.13          Waiver of Jury Trial. Each party hereto hereby waives to the fullest extent permitted by Applicable Law, any right it may have to a trial by jury in respect of any litigation directly or indirectly arising out of, under or in connection with this Agreement or any of the other Transaction Documents.  Each party hereto (a) certifies that no representative, agent or attorney of any other party has represented, expressly or otherwise, that such other party would not, in the event of litigation, seek to enforce that foregoing waiver and (b) acknowledges that it and the other parties hereto have been induced to enter into this Agreement and the other Transaction Documents, as applicable, by, among other things, the mutual waivers and certifications in this Section 15.13.

SECTION 15.14          GOVERNING LAW. THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE INTERNAL LAWS OF THE STATE OF DELAWARE APPLICABLE TO AGREEMENTS MADE AND TO BE PERFORMED ENTIRELY WITHIN SUCH STATE AND THE DGCL AS MANDATORILY APPLICABLE TO THE MERGER, WITHOUT REGARD TO THE CONFLICTS OF LAW PRINCIPLES OF SUCH STATE.

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IN WITNESS WHEREOF, the parties have caused this Agreement to be duly executed as of the date first written above.

DEALERTRACK DATA SERVICES, INC.

By
Name:
Title:

ALG, INC.

By
Name:
Title:

TRUECAR, INC.

By
Name:
Title:

DDS ACQUISITION SUB, INC.

By
Name:
Title:

[Signature Page to Agreement and Plan of Merger]

Exhibit A-1

Form of Common Stock Purchase Agreement

Exhibit A-2

Form of Warrant to Purchase Shares of Common Stock

Exhibit B

Form of Transition Services Agreement

Exhibit C

Forms of Commercial Agreements

Exhibit D

Forms of Certificate of Incorporation

Exhibit E

Form of Officer’s Certificate (Buyer and Sub)

Exhibit F

Form of Officer’s Certificate (Seller and the Company)